UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Southern Copper Corporation
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March 26, 2015

Dear Common Stockholder:

You are cordially invited to attend the annual meeting of stockholders, which will be held at Edificio Parque Reforma, Campos Eliseos No. 400, 9th Floor, Col. Lomas de Chapultepec, Mexico City, C.P. 11000, Mexico, on Thursday, April 30, 2015 at 9:00 A.M., Mexico City time. We hope you can be with us.

At the meeting, you will be asked to elect twelve directors and to ratify the selection of Galaz, Yamazaki, Ruiz Urquiza S.C., a member firm of Deloitte Touche Tohmatsu Limited, as our independent accountants.  You will also be given the opportunity to cast a non-binding advisory vote on our executive compensation.

The meeting also provides you with an opportunity to review our activities and our plans and prospects.

It is important that your shares be represented at the meeting whether or not you are able to attend in person. Therefore, you are asked to vote, sign, date, and mail the enclosed proxy card. Please do so today. In Peru, you may deliver your signed proxy card to our offices in Lima, Ilo, Toquepala, and Cuajone. In Mexico, you may deliver your signed proxy card to our offices in Mexico City.

Sincerely,

Germán Larrea Mota-Velasco	Oscar González Rocha
Chairman of the Board of Directors	President and Chief Executive Officer

1440 E. Missouri Avenue, Suite 160, Phoenix, AZ 85014 U.S.A. TEL: +(602) 264-1375	Avenida Caminos del Inca No. 171, Chacarilla del Estanque, Santiago de Surco, Lima 33, Peru TEL: +(511) 512-0440, ext. 3442	Edificio Parque Reforma, Campos Eliseos No. 400, 12th Floor, Col. Lomas de Chapultepec, Mexico City, C.P. 11000, Mexico TEL: +(52-55) 1103-5320

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on April 30, 2015

To the Common Stockholders of Southern Copper Corporation:

The annual meeting of stockholders of Southern Copper Corporation will be held at Edificio Parque Reforma, Campos Eliseos No. 400, 9th Floor, Col. Lomas de Chapultepec, Mexico City, C.P. 11000, Mexico, on Thursday, April 30, 2015 at 9:00 A.M., Mexico City time, and on any adjournment thereof, for the following purposes:

(1)                                To elect our twelve directors, who will serve until the 2016 annual meeting;

(2)                                To ratify the selection by the Audit Committee of the Board of Directors of Directors of Galaz,Yamazaki, Ruiz Urquiza S.C., a member firm of Deloitte Touche Tohmatsu Limited, as our independent accountants for calendar year 2015;

(3)                                 To provide stockholders the opportunity to cast a non-binding advisory vote on our executive compensation; and

(4)                                 To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 6, 2015 will be entitled to vote at the annual meeting. Stockholders of record who attend the annual meeting in person may withdraw their proxies and vote in person if they wish.

Important Notice Regarding Internet Availability of Proxy Materials and Annual Report. The proxy statement, proxy card and annual report on Form 10-K are available at www.edocumentview.com/SCCO. If you wish to attend the meeting and vote your shares in person visit www.edocumentview.com/SCCO or call: +(52-55) 1103-5320, to obtain information, including directions.

By order of the Board of Directors,
Hans A. Flury
Secretary

Phoenix, Arizona, March 26, 2015

Your Vote is Important
Please mark, sign, date, and return your enclosed proxy card

PROXY STATEMENT

This proxy statement is furnished as part of the solicitation by the Board of Directors (the “Board of Directors” or “Board”) of Southern Copper Corporation (“SCC,” “us,” “our,” or the “Company”), 1440 E. Missouri Avenue, Suite 160, Phoenix, AZ 85014, USA; Avenida Caminos del Inca No. 171, Chacarilla del Estanque, Santiago de Surco, Lima 33, Peru; and Edificio Parque Reforma, Campos Eliseos No. 400, 12th Floor, Col. Lomas de Chapultepec, Mexico City, Mexico, of the proxies of all holders of common stock (the “Common Stockholders” or “you”) to vote at the annual meeting to be held on April 30, 2015, and at any adjournment thereof. This proxy statement and the enclosed form of proxy are being mailed and made available electronically commencing on or about April 1, 2015, to the Common Stockholders of record on March 6, 2015 (the “record date”). Additional copies will be available at our offices in the United States, Lima and other locations in Peru and Mexico.

Any proxy in the enclosed form given pursuant to this solicitation and received in time for the annual meeting will be voted with respect to all shares represented by it and in accordance with the instructions, if any, given in such proxy. If we receive a signed proxy with no voting instructions given, such shares will be voted for the proposal to elect directors, for the proposal to ratify the selection by the Audit Committee of the Board of Directors of Galaz, Yamazaki, Ruiz Urquiza S.C., a member firm of Deloitte Touche Tohmatsu Limited (“DTT”), as our independent accountants for the calendar year 2015, and for the approval of our executive compensation as described in this proxy statement. Any proxy may be revoked at any time prior to the exercise thereof by notice from you, received in writing by our Secretary or Assistant Secretary, or by written ballot voted at the meeting or by delivery of a later dated proxy card. If your shares are held in street name, you must contact your broker to revoke your proxy.

Our outstanding shares consist of common stock, par value $0.01 per share (the “Common Stock”). At the close of business on February 28, 2015, we had outstanding 804,100,892 shares of Common Stock. Each share of Common Stock outstanding on March 6, 2015, the record date for the annual meeting, is entitled to one vote at our annual meeting.

Unless stated otherwise, references herein to “dollars” or “$” are to U.S. dollars; references to “S/.”, “nuevo sol” or “nuevos soles” are to Peruvian Nuevos Soles; and references to “peso”, “pesos”, or “Ps.” are to Mexican pesos.

VOTING SECURITIES

Our Amended and Restated Certificate of Incorporation, as amended (the “Certificate”), provides that the number of directors shall be fixed from time to time by resolution of a majority of the Board of Directors, provided that the number of directors shall not be less than six or more than fifteen. The Board of Directors at its meeting held on January 29, 2015 fixed the number of directors at twelve. The directors are elected by the Common Stockholders, with each share of Common Stock outstanding at the March 6, 2015 record date entitled to one vote at the annual meeting.

A plurality of the votes cast by you is required for the election of the twelve directors. Abstentions are counted for quorum purposes but are not counted either as votes cast “For” or “Against” any nominee. A broker “non-vote” occurs when a broker submits a proxy card with respect to shares of Common Stock held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Pursuant to the rules of the New York Stock Exchange (“NYSE”), brokers will be prohibited from exercising discretionary voting on your shares held in “street name” for the election of directors. Accordingly, if your shares are held in street name and you do not submit voting instructions to your broker, your shares will not be counted in determining the outcome of the election of the twelve director nominees at the annual meeting on April 30, 2015. We encourage you to provide voting instructions to your brokers if you hold your shares in street name so that your voice is heard in the election of directors.  If we receive a signed proxy with no voting instructions, such shares will be voted “For” the proposal to elect directors.

The affirmative vote of a majority of the votes cast in person or by proxy at the meeting by the holders of Common Stock entitled to vote thereon is required to ratify the selection of the independent accountants described in this proxy statement. Abstentions and broker non-votes are counted for quorum purposes.  Abstentions are counted as a vote “Against” this proposal.  Broker non-votes are not counted either as votes cast “For” or “Against” the proposal to ratify the selection of the independent accountants described in this proxy statement.  If we receive a signed proxy with no voting instructions, such shares will be voted “For” the proposal to ratify the selection of the independent accountants.

The affirmative vote of a majority of the votes cast in person or by proxy at the meeting by the holders of shares of Common Stock entitled to vote thereon is required for the non-binding advisory vote on executive compensation described in this proxy statement.  Abstentions are counted for quorum purposes.  Abstentions are counted as a vote “Against” this proposal.  Broker non-votes are not counted either as votes cast “For” or “Against” this proposal. Pursuant to provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), brokers are prohibited from voting uninstructed shares on executive compensation matters, including on the non-binding advisory vote on executive compensation discussed in this proxy statement.  If we receive a signed proxy with no voting instructions, such shares will be voted “For” the approval of our executive compensation as described in this proxy statement.

When a Common Stockholder participates in the Dividend Reinvestment Plan applicable to our Common Stock, the Common Stockholder’s proxy to vote shares of Common Stock will include the number of shares held for him by Computershare, the agent under the plan. If you do not send any proxy, the shares held for your account in the Dividend Reinvestment Plan will not be voted.

The rules of the Securities and Exchange Commission (“SEC”) permit us to deliver a single notice or set of annual meeting materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one notice or set of annual meeting materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the notice or annual meeting materials, as requested, to any stockholders at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the notice or annual meeting materials, contact Broadridge Financial Solutions, Inc. at 800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future notices or annual meeting materials for your household, please contact Broadridge at the above phone number or address.

Quorum

Our by-laws provide that the presence in person or by proxy of the Common Stockholders of record holding a majority of the outstanding shares of Common Stock entitled to vote at the meeting shall constitute a quorum for purposes of electing directors and voting on proposals other than the election of directors.

No Dissenters’ or Appraisal Rights

Stockholders who do not consent to the ratification of the selection of independent accountants or the non-binding advisory vote on executive compensation as described in this proxy statement, are not entitled to assert dissenters’ or appraisal rights under Section 262 of the General Corporation Law of the State of Delaware.

ELECTION OF DIRECTORS

Twelve nominees are proposed for election by you at the annual meeting. The nominees to be voted on by you are Messrs. Emilio Carrillo Gamboa, Alfredo Casar Pérez, Luis Castelazo Morales, Enrique Castillo Sánchez Mejorada, Xavier García de Quevedo Topete, Oscar González Rocha, Germán Larrea Mota-Velasco, Daniel Muñiz Quintanilla, Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, Juan Rebolledo Gout, and Carlos Ruiz Sacristán. All of the nominees are currently serving as directors of the Company.

Our Certificate requires the Board of Directors to include a certain number of special independent directors. A special independent director is a person who (i) satisfies the independence standards of the NYSE (or any other exchange or association on which the Common Stock is listed) and (ii) is nominated by a Special Nominating Committee of the Board of Directors.  The Special Nominating Committee, composed of Messrs. Luis Miguel Palomino Bonilla, Carlos Ruiz Sacristán (each a “Special Designee”), and Xavier García de Quevedo Topete (the “Board Designee”), has nominated Messrs. Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, and Carlos Ruiz Sacristán as special independent directors. Additionally, the Board of Directors at its meeting held on January 29, 2015 endorsed the selection of special independent directors made by the Special Nominating Committee and also selected Messrs. Emilio Carrillo Gamboa and Enrique Castillo Sánchez Mejorada as our fourth and fifth independent directors. For further information please see the section on “Special Independent Directors/Special Nominating Committee.”

The Board of Directors considers and recruits candidates from all sources, including nominations recommended by stockholders, to fill the positions on the Board of Directors taking into account the Board of Directors’ current composition and core competencies and the needs of the Board as a whole. The composition, skills and needs of the Board of Directors change over time and will be considered in establishing the profile of desirable candidates for any specific opening on the Board. Recommendations for director nominees should be sent in writing to our Secretary or Assistant Secretary (see “Proposals and Nominations of Stockholders” below). The Board of Directors applies selection criteria for Board membership that require that Board members possess, among other personal characteristics, integrity and accountability, high ethical standards, financial literacy for the members serving on the Audit Committee, high performance standards and business competency, informed judgment, mature confidence, an open mind, intelligence and judgment, sufficient time to devote to Company matters, and a history of achievement.  Additionally, special independent directors must satisfy the independence requirements of the NYSE Listed Company Manual (or any other exchange or association on which the Common Stock is listed).  The Board of Directors applies the same selection criteria for the evaluation of candidates from all sources.

To adequately fulfill the Board’s complex roles, from overseeing the audit and monitoring managerial performance to responding to rapidly changing market conditions, a host of core competencies need to be represented on the Board. The Board as a whole possesses the required Board core competencies, with each member contributing knowledge, experience and skills in one or more areas, including accounting and finance, management, business judgment, industry knowledge, international markets, leadership, strategy and vision, and crisis response.

The Board of Directors also considers diversity in identifying candidates to fill positions on the Board.  We believe that our current Board includes differences of viewpoint, professional experience, education, skill, and other individual qualities and attributes to augment the talents of management to operate the business of the Company and accomplish the primary goal of maximizing stockholder value while adhering to the laws of the jurisdictions wherein it operates and observing ethical standards.

Our Board of Directors conducts an annual evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the Board of Directors evaluates whether the Board’s current policy on diversity continues to be optimal for SCC and its stockholders.

Each nominee has consented to being named in this proxy statement and to serve if elected.  Proxies in the enclosed form received by us will be voted by us, unless authority is withheld, for the election of the nominees named below. If any nominee should be unavailable for election, such proxies will be voted by us for another individual chosen by the Board of Directors as a substitute for the unavailable nominee. If, however, any other matter properly comes before the annual meeting, we intend that the accompanying proxy will be voted thereon in accordance with the judgment of the persons voting such proxy.

NOMINEES FOR ELECTION AS DIRECTORS

The following twelve individuals have been nominated for election to the Board of Directors.

Common Stock Director	Age	Position
Germán Larrea Mota-Velasco	61	Chairman of the Board and Director
Oscar González Rocha	76	President, Chief Executive Officer, and Director
Emilio Carrillo Gamboa	77	Director
Alfredo Casar Pérez	61	Director
Luis Castelazo Morales	59	Director
Enrique Castillo Sánchez Mejorada	58	Director
Xavier García de Quevedo Topete	68	Chief Operating Officer of SCC and Director
Daniel Muñiz Quintanilla	41	Director
Luis Miguel Palomino Bonilla	55	Director
Gilberto Perezalonso Cifuentes	72	Director
Juan Rebolledo Gout	64	Director
Carlos Ruiz Sacristán	65	Director

Germán Larrea Mota-Velasco, Director. Mr. Larrea has been Chairman of the Board of Directors since December 1999, Chief Executive Officer from December 1999 to October 2004, and a director of the Company since November 1999. He has been Chairman of the board of directors, President and Chief Executive Officer of Grupo México, S.A.B. de C.V. (“Grupo Mexico”) (holding) since 1994. Mr. Larrea has been Chairman of the board of directors and Chief Executive Officer of Grupo Ferroviario Mexicano, S.A. de C.V. (railroad company) since 1997. Mr. Larrea was previously Executive Vice Chairman of Grupo Mexico and has been member of the board of directors since 1981. He is also Chairman of the board of directors and Chief Executive Officer of Empresarios Industriales de México, S.A. de C.V. (“EIM”) (holding) and Fondo Inmobiliario (real estate company), since 1992. He founded Grupo Impresa, a printing and publishing company in 1978, remaining as the Chairman and Chief Executive Officer until 1989 when the company was sold. He is also a director of Banco Nacional de México, S.A. (Citigroup), which forms part of Grupo Financiero Banamex, S.A. de C.V. since 1992, Consejo Mexicano de Hombres de Negocios since 1999, and was a director of Grupo Televisa, S.A.B. from 1999 to 2014.

Mr. Larrea, presides over every Board meeting and since 1999 has been contributing to the Company his education, his leadership skills, industry knowledge, strategic vision, informed judgment and business experience of 20 years, especially in the mining sector.  As Chairman and Chief Executive Officer of Grupo Mexico, of Grupo Ferroviario Mexicano, S.A. de C.V. and of EIM, a holding company engaged in a variety of business, including mining, construction, railways, real estate, and drilling, he brings to the Company a valuable mix of business experience in different industries.  His service as a director of a bank, a professional Mexican organization and a media company provides a valuable diversified business experience that enhances his leadership role in the Company.

Oscar González Rocha, Director. Mr. González Rocha has been our President since December 1999 and our President and Chief Executive Officer since October 21, 2004. He has been a director of the Company since November 1999. Mr. González Rocha has been the President and Chief Executive Officer of Americas Mining Corporation (“AMC”) since November 1, 2014 and the Chief Executive Officer and a director of Asarco LLC (integrated US copper producer), an affiliate of the Company, since August 2010. Previously, he was the Company’s President and General Director and Chief Operating Officer from December 1999 to October 20, 2004. Mr. González Rocha has been a director of Grupo Mexico since 2002. He was General Director of Mexicana de Cobre, S.A. de C.V. from 1986 to 1999 and of Buenavista del Cobre, S.A. de C.V. (formerly Mexicana de Cananea, S.A. de C.V.) from 1990 to 1999. He was an alternate director of Grupo Mexico from 1998 to April 2002. Mr. González Rocha is a civil engineer with a degree from the Autonomous National University of Mexico (“UNAM”) in Mexico City, Mexico.

Mr. González Rocha, is a civil engineer by profession and a business man with over 30 years experience in the mining industry.  He has been associated with our Mexican operations since 1980.  His contributions to the Company include his professional skills, his leadership, an open mind and a willingness to listen to different opinions. Mr. González Rocha has proven his ability to deal with crises to lessen negative impacts to the Company. His devotion of time to the Company and his hands-on management of the operations in Mexico and Peru contribute to his effective leadership of the Company.

Emilio Carrillo Gamboa, Director. Mr. Carrillo Gamboa has been a director of the Company since May 30, 2003 and is our fourth independent director nominee. Mr. Carrillo Gamboa is a prominent lawyer in Mexico and has been the Senior Partner of the Bufete Carrillo Gamboa, S.C., a law firm specializing in corporate, financial, commercial, and public utility issues, for the last five years. Mr. Carrillo Gamboa has extensive business experience and currently serves on the boards of many prestigious international and Mexican corporations, as well as charitable organizations. Since March 9, 2005, he has been Chairman of the board of The Mexico Fund, Inc. (NYSE—mxf), a nondiversified closed-end management investment company. Mr. Carrillo Gamboa held various offices with Teléfonos de México, S.A. de C.V. (“TELMEX”) from 1960 to 1987, the most recent being that of President and Chief Executive Officer from June 1975 to June 1987.  He later served as Mexico’s Ambassador to Canada from July 1987 to February 1989. Mr. Carrillo Gamboa served from 2002 through March 2010 on the board and on the audit committee of Empresas ICA, S.A.B. de C.V. (NYSE—ica), an engineering, procurement and construction company. He has been a member of the valuation, contract review, nominating and corporate governance, and audit committees of The Mexico Fund, Inc. since 2002.  Mr. Carrillo Gamboa has served on the board and audit committee of Grupo Mexico since 2004 and on the boards of Grupo Nacional Provincial S.A.B. (Mexican insurance company) since 2007, Grupo Posadas, S.A.B. de C.V. (Mexican hotel operation company) since 2006, Grupo Profuturo, S.A.B. de C.V. (Mexican insurance and pension holding company) since 2009, and Kimberly-Clark de Mexico, S.A.B. de C.V. (consumer products) since 2002.  Mr. Carrillo Gamboa has a law degree from the UNAM in Mexico City, Mexico. He also attended a continuous legal education program at Georgetown University Law Center in Washington D.C., and practiced at the World Bank.

Mr. Carrillo Gamboa, the Chairman of our Audit Committee and our fourth independent director nominee, contributes to the Company his knowledge, his legal skills, his financial literacy, his extensive business experience, his informed judgment and his diversified business experience gained from serving on the boards of different Mexican and international companies. As Chief Executive Officer for twelve years of TELMEX, the main telephone service provider in Mexico and one of the largest Mexican companies, Mr. Carrillo Gamboa had to supervise, evaluate and recommend to the board decisions, in all aspects of management, and execute them. Mr. Carrillo Gamboa’s law practice since 1989 and his service on the boards of companies in different industries have enabled him to keep abreast of a variety of issues affecting business activities of international companies.

Alfredo Casar Pérez, Director. Mr. Casar Pérez has been a director of the Company since October 26, 2006. He has been a member of the board of directors of Grupo Mexico since 1997. He is also a member of the board of directors of Ferrocarril Mexicano, S.A. de C.V., an affiliated company of Grupo Mexico, since 1998 and its Chief Executive Officer since 1999. From 1992 to 1999, Mr. Casar Pérez served as General Director and member of the board of directors of Compañía Perforadora México, S.A. de C.V. and México Compañía Constructora, S.A. de C.V., two affiliated companies of Grupo Mexico. Mr. Casar Pérez served as Project Director of ISEFI, a subsidiary of Banco Internacional, in 1991 and Executive Vice President of Grupo Costamex in 1985. Mr. Casar Pérez also worked for the Real Estate Firm, Agricultural Ministry, and the College of Mexico. Mr. Casar Pérez holds a degree in Economics from the Autonomous Technological Institute of Mexico, ITAM, and one in Industrial Engineering from Anáhuac University in Mexico City, Mexico. He also holds a Master’s degree in Economics from the University of Chicago in Chicago, Illinois.

Mr. Casar Pérez has been associated with Grupo Mexico or its affiliated companies in different executive positions for more than 21 years.  He contributes to the Company his background in engineering and economics, his extensive business experience, his high performance standards, leadership and mature confidence. As Chief Executive Officer of Ferrocarril Mexicano, S.A. de C.V., Mr. Casar Pérez contributes to the Company a unique experience and ability to address challenging issues and propose creative solutions.

Luis Castelazo Morales, Director.  Mr. Castelazo Morales has been a director of the Company since September 20, 2010.  Mr. Luis Castelazo Morales has been the General Director of EIM since 2008.  Mr. Castelazo Morales was previously Chief Executive Officer of Desarrollo de Ingeniería, S.A. de C.V. (DISA), a Mexican construction company, for more than ten years.  Mr. Castelazo Morales has also participated in different projects in Mexico through joint ventures with Raytheon Engineers and Constructors and also with the McCarthy Construction Group.  Later he, along with two colleagues, founded AGBC S.C., a firm dedicated to financial consulting and advising for investments in the Mexican stock market, where he worked for more than 15 years.  Mr. Castelazo Morales holds the recognition of the AMIB (Asociación Mexicana de Intermediarios Bursátiles) as a certified “Advisor in Investment Strategies” for the Mexican stock market.  Mr. Castelazo Morales holds a degree in Civil Engineering from the Universidad Iberoamericana in Mexico City, Mexico and a Master’s degree in Business Administration from the University of Texas at Austin in Austin,Texas.

Mr. Castelazo Morales brings more than 30 years of investment, finance, general administration, and construction expertise to bear on his service as a member of the Company’s Board of Directors.  His investment and financial studies and experience facilitate an in-depth understanding of the Company’s finances.

Enrique Castillo Sánchez Mejorada, Director.  Mr. Castillo Sánchez Mejorada has been a director of the Company since July 26, 2010 and is our fifth independent director nominee.  From May 2013 to date, Mr. Castillo Sánchez Mejorada has been Senior Partner of Ventura Capital Privado, S.A. de C.V. (Mexican financial company) and since October 2013 to date, he has been Chairman of the board of directors of Maxcom Telecomunicaciones, S.A.B. de C.V. (Mexican telecommunications company).

From April 2011 to May 2013, Mr. Castillo Sánchez Mejorada was a senior advisor at Grupo Financiero Banorte, S.A.B. de C.V. (“GFNorte”).  From October 2000 to March 2011, Mr. Castillo Sánchez Mejorada was the Chairman of the board of directors and Chief Executive Officer of Ixe Grupo Financiero, S.A.B. de C.V., a Mexican financial holding company that merged into GFNorte as of April 2011. In addition, from March 2007 to March 2009, Mr. Castillo Sánchez Mejorada was the President of the Mexican Banking Association (Asociación de Bancos de México).  Currently, Mr. Castillo Sánchez Mejorada serves as an independent director on the boards of directors of (i) Grupo Herdez, S.A.B. de C.V., a Mexican holding company for the manufacture, sale and distribution of food products; (ii)  Alfa, S.A.B. de

C.V., a Mexico-based holding company that, through its subsidiaries, is engaged in the petrochemical, food processing, automotive and telecommunication sectors; (iii) Organización Cultiba, S.A.B. de C.V. (formerly Grupo Embotelladoras Unidas, S.A.B. de C.V.), a Mexico-based holding company primarily engaged in the beverage industry; and (iv) Médica Sur, S.A.B. de C.V., a Mexico-based company engaged in the hospital business. From April 2012 until April 2014, Mr. Castillo Sánchez Mejorada served as an independent director on the board and as a member of the audit committee of Grupo Aeroportuario del Pacifico, S.A.B. de C.V., a Mexico-based and NYSE-listed company that operates, maintains and develops 12 airports in the Pacific and central regions of Mexico.  Mr. Castillo Sánchez Mejorada was a member of the board of directors of Grupo Casa Saba, S.A.B. de C.V., a Mexican wholesale distributor of pharmaceutical, health, beauty and other consumer products and operator of a retail pharmacy chain, from April 2010 until 2013.  Mr. Castillo Sánchez Mejorada has been a member of the audit committee of Alfa, S.A.B. de C.V. since 2010.Mr. Castillo Sánchez Mejorada holds a Bachelor’s degree in Business Administration from the Anáhuac University, in Mexico City, Mexico.

Mr. Castillo Sánchez Mejorada became a member of our Audit Committee on April 18, 2013.  Mr. Castillo Sánchez Mejorada brings to the Company more than 34 years of experience in the financial sector. He also adds to the Board of Directors his leadership experience and expertise attained through his participation as an independent director of other companies.

Xavier García de Quevedo Topete, Director. Mr. García de Quevedo has been a director of the Company since November 1999 and our Chief Operating Officer since April 12, 2005. Since November 1, 2014 Mr. Garcia de Quevedo Topete has served as the President of the infrastructure division of Grupo Mexico, composed of the energy, gas, oil and construction subsidiaries of Grupo Mexico.  He was the President of Minera Mexico, S.A. de C.V. from September 2001 to October 31, 2014 and the President and Chief Executive Officer of Southern Copper Minera Mexico from April 12, 2005 until November 1, 2014. He was the President and Chief Executive Officer of AMC from September 7, 2007 to October 31, 2014. From December 2009 to June 2010, he was Chairman and Chief Executive Officer of Asarco LLC.  He was previously President of Asarco LLC from November 1999 to September 2001.  Mr. García de Quevedo began his professional career in 1969 with Grupo Mexico. He was President of Grupo Ferroviario Mexicano, S.A. de C.V. and of Ferrocarril Mexicano, S.A. de C.V. from December 1997 to December 1999, and General Director of Exploration and Development of Grupo Mexico from 1994 to 1997. He has been a director of Grupo Mexico since April 2002. He was also Vice President of Grupo Condumex, S.A. de C.V. (telecommunications, electronic and automotive parts producer) for eight years. Mr. García de Quevedo was the Chairman of the Mining Chamber of Mexico from November 2006 to August 2009. He is a chemical engineer with a degree from the UNAM in Mexico City, Mexico. He also attended a continuous business administration and finance program at the Technical Institute of Monterrey in Monterrey, Mexico.

Mr. García de Quevedo contributes to the Company his extensive business experience and leadership, his industry knowledge, his skills to motivate high-performing talent, and his general management skills.  During his more than 35 years of experience as an executive with Grupo Mexico and subsidiaries, he was responsible for developing the integration strategy of Grupo Mexico.  He was directly responsible for the development of the copper smelter, refinery, precious metal and rod plants of Grupo Mexico.  Mr. García de Quevedo also headed the process for the acquisition of railroad concessions for Grupo Mexico, the formation of Grupo Ferroviario Mexicano, S.A. de C.V. and its partnership with Union Pacific.  Previously, he had a distinguished career as Vice President of sales and marketing for Grupo Condumex, S.A. de C.V., where among other achievements, he was responsible for the formation of a division for the sale, marketing and distribution of products in the United States and Latin America and where he headed the Telecommunications division.  Mr. García de Quevedo also contributes to the Company his diversified business experience gained from having served on the boards of different Mexican and United States companies and as Chairman of the Mining Chamber of Mexico.

Daniel Muñiz Quintanilla, Director. Mr.  Muñiz has been a director of the Company since May 28, 2008. Mr. Muñiz has been the Chief Financial Officer of Grupo Mexico since April 2007. Prior to joining Grupo Mexico, Mr. Muñiz was a practicing corporate-finance lawyer from 1996 to 2006. During this time he worked at Cortés, Muñiz y Núñez Sarrapy; Mijares, Angoitia, Cortés y Fuentes; and Baker & McKenzie (London and Mexico City offices). He holds a Master’s degree in Financial Law from Georgetown University Law Center in Washington D.C., and a Master’s degree in Business Administration from Instituto de Empresa in Madrid, Spain.

Mr. Muñiz contributes to the Company his legal, business, and financial education acquired from extensive academic studies, including a Master’s degree in Financial Law from Georgetown University Law Center in Washington D.C., and a Master’s degree in Business Administration from Instituto de Empresa in Madrid, Spain, and his expertise and experience.  As Chief Financial Officer of Grupo Mexico he brings to the Board of Directors his specific expertise in corporate finance, especially with respect to debt and equity markets.

Luis Miguel Palomino Bonilla, Director. Dr. Palomino has been a director of the Company since March 19, 2004 and is a special independent director nominee. Dr. Palomino has been Chairman of the board of directors of Aventura Plaza, S.A. (commercial real estate developer and operator) since January 2008, Manager of the Peruvian Economic Institute (economic think tank) since April 2009, Partner of Profit Consultoria e Inversiones (a financial consulting firm) since July 2007, director of the Master in Finance Program at the University of the Pacific in Lima, Peru since July 2009, and a director and chairman of the audit committee of the Bolsa de Valores de Lima (Lima Stock Exchange) since March 2013. He was a member of the board of directors of Access SEAF SAFI from December 2007 to April 2010.  Dr. Palomino was previously Principal and Senior Consultant of Proconsulta International (financial consulting) from September 2003 to June 2007. Previously he was First Vice President and Chief Economist, Latin America, for Merrill Lynch, Pierce, Fenner & Smith, New York (investment banking) from 2000 to 2002. He was Chief Executive Officer, Senior Country and Equity Analyst of Merrill Lynch, Peru (investment banking) from 1995 to 2000. Dr. Palomino has held various positions with banks and financial institutions as an economist, financial advisor and analyst. He has a PhD in finance from the Wharton School of the University of Pennsylvania in Philadelphia, Pennsylvania and graduated from the Economics Program of the University of the Pacific in Lima, Peru.

Dr. Palomino is a member of our Audit Committee and a special independent director nominee.  He is also our “financial expert,” as the term is defined by the SEC.  Dr. Palomino contributes to the Company his education in economics and finance, acquired from extensive academic studies, including a PhD in Finance from the Wharton School of the University of Pennsylvania in Philadelphia, Pennsylvania, his expertise, his wise counsel, and his extensive business experience gained from his past and current activities from serving as a financial analyst, including of the mining sectors in Mexico and Peru.

Gilberto Perezalonso Cifuentes, Director. Mr. Perezalonso has been a director of the Company since June 2002 and is a special independent director nominee. Mr. Perezalonso was Chairman of the board of directors of Volaris Compañía de Aviación, S.A.P.I. de C.V. (airline) from March 2, 2011 to November 2014.  He was Chief Executive Officer of Corporación Geo, S.A. de C.V. (housing construction) from February 2006 to February 2007. Mr. Perezalonso was the Chief Executive Officer of Aeroméxico (Aerovías de México, S.A. de C.V.) (airline company) from 2004 until December 2005. From 1998 until April 2001, he was Executive Vice President of Administration and Finance of Grupo Televisa, S.A.B. (media company). From 1980 until February 1998, Mr. Perezalonso held various positions with Grupo Cifra, S.A. de C.V. (department stores), the most recent position being that of General Director of Administration and Finance. Now he is a member of the advisory council of Banco Nacional de México, S.A. de C.V. (banking), the board of directors and the investment committee of Afore Banamex (banking), the board and the investment committee of Siefore Banamex No. 1 (banking), and is a member of the boards of directors of Gigante, S.A. de C.V. (retail), Masnegocio Co. S. de R.L. de C.V. (information technology), Intellego (technology), Telefónica Móviles México, S.A. de C.V. (wireless communication), Cruz Roja Mexicana (emergency and medical services), Construction Company Marhnos (housing construction), and Fomento de Investigación y Cultura Superior, A.C. (Foundation of the Iberoamerican University) . Mr. Perezalonso was a director of Cablevision, S.A. de C.V., Grupo Televisa, S.A.B. and a member of the audit committee of Grupo Televisa, S.A.B. from March 1998 to September 2009.  Mr. Perezalonso has a law degree from the Iberoamerican University in Mexico City, Mexico and a Master’s degree in Business Administration from the Business Administration Graduate School for Central America (INCAE) in Nicaragua. Mr. Perezalonso has also attended a Corporate Finance program at Harvard University in Cambridge, Massachusetts.

Mr. Perezalonso is a member of our Audit Committee and a special independent director nominee.  Mr. Perezalonso contributes to the Company his legal and financial education acquired from extensive academic studies, including a Master’s degree in Business Administration from INCAE in Nicaragua, and his business experience acquired serving in the financial areas of several companies and as Chief Executive Officer of different companies.  Mr. Perezalonso also brings to the Board of Directors his informed judgment and his diversified business experience gained from serving on the boards of directors of different Mexican companies.

Juan Rebolledo Gout, Director. Mr. Rebolledo has been a director of the Company since May 30, 2003. Mr. Rebolledo has been International Vice President of Grupo Mexico since 2001. He was Deputy Secretary of Foreign Affairs of Mexico from 1994 to 2000 and Deputy Chief of Staff to the President of Mexico from 1993 to 1994. Previously, he was Assistant to the President of Mexico (1989-1993), director of the “National Institute for the Historical Studies of the Mexican Revolution” of the Secretariat of Government (1985-1988), Dean of Graduate Studies at the

UNAM, Political Science Department (1984-1985), and professor of said university (1981-1983). Mr. Rebolledo holds a law degree from UNAM in Mexico City, Mexico, an MA in philosophy from Tulane University in New Orleans, Louisiana, and an LLM from Harvard Law School in Cambridge, Massachusetts.

Mr. Rebolledo contributes to the Company his legal and academic background acquired from extensive studies and his experience in the development of economic and international agreements, combined with his experience in international politics and diplomacy, governmental affairs and administration gained from holding important official positions with the Mexican government.

Carlos Ruiz Sacristán, Director. Mr. Ruiz Sacristán has been a director of the Company since February 12, 2004 and is a special independent director nominee. Since November 2001, he has been the owner and Managing Partner of Proyectos Estrategicos Integrales, a Mexican investment banking firm specialized in agricultural, transport, tourism, and housing projects. Mr. Ruiz Sacristán has held various distinguished positions in the Mexican government, the most recent being that of Secretary of Communications and Transportation of Mexico from 1995 to 2000. While holding that position, he was also Chairman of the board of directors of the Mexican-owned companies in the sector, and member of the board of directors of development banks. He was also the Chairman of the board of directors of Asarco LLC. Mr. Ruiz Sacristán was a member of the board of directors from 2007 to 2012 and of the audit, and environmental and technology committees of Sempra Energy (energy services). In 2012, Mr. Ruiz Sacristán was appointed Chairman and Chief Executive Officer of IEnova, the Mexican operating subsidiary of Sempra Energy. He is a member of the boards of directors of Constructora y Perforadora Latina, S.A. de C.V. (Mexican geothermal exploration and drilling company), of Banco Ve Por Mas, S.A. (Mexican bank), of OHL Concesiones Mexico (a construction and civil engineering company), and of AMAIT (an international airport in Mexico). Mr. Ruiz Sacristán holds a Bachelor’s degree in Business Administration from the Anáhuac University in Mexico City, Mexico, and a Master’s degree in Business Administration from Northwestern University in Chicago, Illinois.

Mr. Ruiz Sacristán is one of our special independent director nominees.  Mr. Ruiz Sacristán contributes to the Company his extensive business studies, including a Master’s Degree in Business Administration from Northwestern University in Chigaco, Illinois, his investment banking experience and his broad business experience as a former Chief Executive Officer of PEMEX (Mexican oil company), combined with his distinguished career in the Mexican government as a former Secretary of Communications and Transport of Mexico and as a director of Mexican-owned enterprises and financial institutions.  Mr. Ruiz Sacristán also brings to the Board of Directors his informed judgment and his diversified business experience gained from serving on the board of directors and of the audit, and environmental and technology committees of Sempra Energy, a Fortune 500 energy service company, based in San Diego, California, as the former Chairman of Asarco LLC, and as the Chief Executive Officer of IEnova.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Set forth below is certain information with respect to those persons who are known by us to have been, as of December 31, 2014, beneficial owners of more than five percent of our outstanding Common Stock.

	Southern Copper Corporation
	Shares of Common Stock Beneficially Owned	Percent of Outstanding Common Stock
Americas Mining Corporation, 1440 E. Missouri Avenue, Suite 160, Phoenix, AZ 85014(a)	687,275,997	84.6%

(a) As reported in Amendment No. 16 to the Schedule 13D filed with the SEC by Grupo Mexico, S.A.B. de C.V.  and Americas Mining Corporation on October 31, 2011, AMC and Grupo Mexico, S.A.B. de C.V. share the power to dispose and vote the shares of our Common Stock.  Americas Mining Corporation is wholly- owned by Grupo Mexico, S.A.B. de C.V.

SECURITY OWNERSHIP OF MANAGEMENT

The information set forth below as to the shares of our Common Stock beneficially owned by the nominees, directors and executive officers named in the Summary Compensation Table below and by all nominees, directors and officers as a group is stated as of December 31, 2014.

	Southern Copper Corporation
	Shares of Common Stock Beneficially Owned(a)	Percent of Outstanding Common Stock
Germán Larrea Mota-Velasco	1,619,367		(b)
Oscar González Rocha	126,539		(b)
Emilio Carrillo Gamboa	14,515		(b)
Alfredo Casar Pérez	3,625		(b)
Luis Castelazo Morales	2,025		(b)
Enrique Castillo Sánchez Mejorada	6,025		(b)
Edgard Corrales	0
Hans A. Flury(c)	258		(b)
Xavier García de Quevedo Topete	3,638		(b)
Raúl Jacob	0
Daniel Muñiz Quintanilla	0
Luis Miguel Palomino Bonilla	3,814		(b)
Gilberto Perezalonso Cifuentes	16,941		(b)
Juan Rebolledo Gout	10,877		(b)
Carlos Ruiz Sacristán	10,674		(b)
All nominees, directors and officers as a group (19 individuals)	1,818,298

(a)         Information with respect to beneficial ownership is based upon information furnished by each nominee, director or officer. All nominees, directors and officers have sole voting and investment power over the shares beneficially owned by them.

(b)         Less than 0.5%.

(c)          Mr. Hans A. Flury also owns 350 investment shares in the Peruvian Branch of the Company.

In addition, the following information is provided in satisfaction of applicable rules of the SEC. Grupo Mexico, the indirect majority stockholder of the Company, is a Mexican corporation with its principal executive offices located at Edificio Parque Reforma, Campos Eliseos No. 400, 12th Floor, Col. Lomas de Chapultepec, Mexico City, Mexico. Grupo Mexico’s principal business is to act as a holding company for shares of other corporations engaged in the mining, processing, purchase and sale of minerals and other products and railway services. Grupo Mexico shares are listed on the Mexican Stock Exchange (GMEXICO).

The largest shareholder of Grupo Mexico is EIM, a Mexican corporation. The principal business of EIM is to act as a holding company for shares of other corporations engaged in a variety of businesses including mining, construction, railways, real estate, and drilling. The Larrea family, including Mr. Germán Larrea, directly controls the majority of the capital stock of EIM and directly and indirectly controls a majority of the votes of the capital stock of Grupo Mexico.

Beneficial Ownership of Grupo Mexico Shares
as of December 31, 2014

Director/Officer	Shares
Germán Larrea Mota-Velasco	1,385,670,000
Oscar González Rocha (a)	3,052,868
Agustín Avila Martínez	0
Alfredo Casar Pérez	2,329,478
Edgard Corrales	0
Luis Castelazo Morales	65,493
Enrique Castillo Sánchez Mejorada	600,000
Emilio Carrillo Gamboa	194,174
Hans A. Flury	95,190
Xavier García de Quevedo Topete	1,256,934
Raúl Jacob	23,811
Vidal Muhech Dip (b)	159,000
Daniel Muñiz Quintanilla	183,787
Juan Rebolledo Gout	561.492
Carlos Ruiz Sacristán	70,262
Total	1,394,262,489

(a)               Mr. Oscar González Rocha has the right to acquire 174,567 additional Grupo Mexico shares under Grupo Mexico’s stock purchase plans.

(b)               Mr. Vidal Muhech Dip has the right to acquire 63,932, additional Grupo Mexico shares under Grupo Mexico’s stock purchase plans.

AUDIT COMMITTEE REPORT

Until April 18, 2013, the Company’s Audit Committee was composed of three independent directors, Messrs. Emilio Carrillo Gamboa, Luis Miguel Palomino Bonilla and Gilberto Perezalonso Cifuentes.  On April 18, 2013, Mr. Enrique Sánchez Mejorada was selected as the fourth independent member of the Audit Committee.

Mr. Emilio Carrillo Gamboa was elected to the Board of Directors on May 30, 2003 and to the Audit Committee in July 2003. Mr. Carrillo chairs the Audit Committee. Mr. Luis Miguel Palomino Bonilla was elected to the Board of Directors and the Audit Committee on March 19, 2004. Mr. Perezalonso has been a member of the Board of Directors and of the Audit Committee since June 2002.  Mr. Enrique Sanchez Mejorada was elected to the Board on July 26, 2010.  He has served on the Audit Committee since April 18, 2013.

Our Board of Directors determined that Messrs. Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, Emilio Carrillo Gamboa and Enrique Castillo Sánchez Mejorada are independent of management and financially literate in accordance with the requirements of the NYSE and the SEC, as such requirements are interpreted by our Board of Directors in its business judgment. In addition, the Board of Directors determined that Mr. Luis Miguel Palomino Bonilla is the Audit Committee financial expert, as the Board of Directors interprets this requirement in its business judgment. The Board of Directors also determined that Mr. Palomino satisfies the accounting or related financial management expertise standard required by the NYSE, as the Board of Directors interprets this requirement in its business judgment. The Audit Committee met six times in 2014, with 100% attendance by Messrs. Emilio Carrillo Gamboa and Luis Miguel Palomino Bonilla Messrs. Gilberto Perezalonso Cifuentes and Enrique Castillo Sánchez Mejorada attended 50% of the meetings held in 2014.

The Board of Directors has adopted a written charter for the Audit Committee, which is posted on our web site (www.southerncoppercorp.com). The charter for the Audit Committee sets forth the authority and responsibilities of the Audit Committee. The last amendment to the Charter of the Audit Committee was approved by the Board of Directors on July 22, 2010.

The functions of the Audit Committee include approving the engagement of independent accountants, reviewing and approving the fees, scope and timing of their other services, and reviewing the audit plan and results of the audit. The Audit Committee also reviews our policies and procedures on internal auditing, accounting and financial controls. The implementation and maintenance of internal controls are understood to be primarily the responsibility of management.

In connection with the Audit Committee’s responsibilities, the Audit Committee has taken the following actions:

(1)         reviewed and discussed the consolidated audited financial statements with management and the independent accountants;

(2)         discussed with the independent accountants, DTT, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended or supplemented from time to time;

(3)         received the written disclosures and the letters from DTT required by applicable requirements of the Public Company Accounting Oversight Board regarding DTT’s communications with us concerning independence, and has discussed with DTT its independence from us and our management;

(4)         discussed with our internal and independent accountants, DTT, the overall scope and plans of their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of our internal controls and the overall quality of our financial reporting;

(5)         recommended, based on the reviews and discussions referred to above, to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC; and

(6)         selected DTT as the Company’s independent accountants for year 2015. Such selection is submitted for ratification by you at this annual meeting.

The Audit Committee:
Emilio Carrillo Gamboa
Luis Miguel Palomino Bonilla
Gilberto Perezalonso Cifuentes
Enrique Castillo Sánchez Mejorada

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following is a summary of fees we were or will be billed by DTT for professional services rendered for the 2014 and 2013 fiscal years, respectively.

Fee Category	2014 Fees	2013 Fees
Audit Fees	$1,116,000	$1,271,000
Audit-Related Fees	99,103	188,000
Tax Fees	97,310	188,200
All Other Fees	328,851	157,550

Total Fees	$1,641,264	$1,804,750

Audit Fees

Audit Fees consist of fees for professional services rendered by DTT for the audit of our financial statements and those of our subsidiaries in Mexico and Peru, and of our branches in Peru and Chile, which are included in our Annual Report on Form 10-K, fees for the review of the financial statements included in our quarterly reports on Form 10-Q, and fees for services that are customarily rendered in connection with statutory and regulatory filings, including services in connection with the audit of the effectiveness of our internal control over financial reporting required by the Sarbanes-Oxley Act of 2002.  For the fiscal years of 2014 and 2013, the Company paid a total of $1,116,000 and 1,271,000, respectively in Audit Fees.

Audit-Related Fees

Audit-Related Fees consist of fees for assurance and related services provided by DTT, not described above under “Audit Fees,” in connection with the performance of the review and audit of the quarterly and annual financial statements of the Company, due diligence services and attest services not required by statute or regulation, and consultation concerning financial accounting and reporting standards, which amounted to $99,103 in the 2014 fiscal year and $188,000 in the 2013 fiscal year.

Tax Fees

Tax Fees for the 2014 fiscal year consisted of $25,000 for advice on transfer pricing, $52,310 for assistance on tax reports, and $20,000 for computer and process support on determination of US tax basis of fixed assets-Phase 1. Tax

Fees for the 2013 fiscal year consisted of $18,000 for advice on transfer pricing, $150,000 for advice on the out of scope 2010 US income tax review, and $20,200 for assistance on tax reports.

All Other Fees

In the 2014 fiscal year, All Other Fees consisted of fees of $21,000 for the review of asset retirement issues, $10,126 for the review of SEC comment letter, $18,000 for the review of Mexican subsidiary 2014 financials, $18,000 for Minera Mexico International audits for year 2013, $228,925 for advice on potential financing, related expenses, and review of Ireland office, and $32,800 for advice and analysis of issues related to the framework in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organization of the Treadway Commission.

In the 2013 fiscal year, All Other Fees consisted of fees of $75,000 for the analysis of the accumulated earnings and profit of the Company to assist with the preparation of the Forms 1099 DIV for 2012, $27,100 for the review of asset retirement issues, $19,450 for the review by specialists of the Sonora and San Luis Potosi components and evaluations, and $36,000 for Minera Mexico International audits for years 2012 and 2011.

Audit Committee Pre-Approval Policies and Procedures

Our management defines and communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if it approves the engagement of the independent accountants. On July 19, 2010, the Audit Committee decided that management could engage the services of the independent accountants for special projects in amounts up to $30,000, provided they would be approved at the next scheduled Audit Committee meeting. Management could only engage the services of the independent accountants for up to two special projects each calendar year, not exceeding $60,000. For services between $30,000 and $60,000, the services would have to be approved by the Chairman of the Audit Committee and would have to be reported to the full Audit Committee at the next scheduled Audit Committee meeting.  For services in excess of $60,000 the full approval of the entire Audit Committee would be required previous to the engagement. In 2014, all services provided by DTT were approved in advance by the Audit Committee.

COMPENSATION COMMITTEE REPORT

Our Company was acquired in late 1999 by Grupo Mexico, our indirect majority stockholder, which owns 84.6% of our stock as of December 31, 2014. Because we are a controlled company as defined by the NYSE we do not have a Compensation Committee comprised entirely by independent directors. Moreover, because we are a controlled company, as defined under Rule 10C-1(c)(3) of the Securities Exchange Act of 1934, as amended, we are exempt from Rule 10C-1 of such act. The Compensation Committee is composed of Messrs. Germán Larrea Mota-Velasco, our Chairman, Oscar González Rocha, our President and Chief Executive Officer, Xavier García de Quevedo Topete, our Chief Operating Officer, and Gilberto Perezalonso Cifuentes, one of our independent directors.

The Compensation Committee met two times in 2014 with 100% attendance by Messrs. Germán Larrea Mota-Velasco, Oscar González Rocha, Xavier García de Quevedo Topete and Mr. Gilberto Perezalonso Cifuentes.  The Committee shall have the authority to delegate any of its authority to subcommittees designated by the Committee to the extent permitted by law. The Committee may delegate its administrative duties to the Chief Executive Officer or other members of senior management, as permitted by applicable law and regulations.

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management of the Company. Based on said review and discussion, the Compensation Committee has recommended to our Board of Directors the inclusion of the Compensation Discussion and Analysis in the 2014 Annual Report on Form 10-K and this proxy statement.

The Compensation Committee:
Germán Larrea Mota-Velasco
Oscar González Rocha
Xavier García de Quevedo Topete
Gilberto Perezalonso Cifuentes

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the compensation approach and the elements of compensation provided to our named executive officers for 2014.  For 2014, the named executive officers were Messrs. Oscar González Rocha, Raúl Jacob, Xavier García de Quevedo Topete, Hans A. Flury, and Edgard Corrales (the “Named Executive Officers”).

This Compensation Discussion and Analysis relates to and should be read together with our Summary Compensation Table, and other compensation tables, and the information on related party transactions in this proxy statement.

Background and Role of Executive Officers in Determining Compensation:

Our Chairman and certain of our other Named Executive Officers, including Mr. Oscar González Rocha, assist and advise the Compensation Committee with respect to the compensation of our executive officers generally. Messrs. Oscar González Rocha, our President and Chief Executive Officer, Xavier García de Quevedo Topete, our Chief Operating Officer, Raúl Jacob, our Vice President, Finance and Chief Financial Officer, Hans A. Flury, our Secretary, and Edgard Corrales, our Vice President, Exploration, do not participate in any discussion relating to their respective compensations.

We are providing, in satisfaction of applicable rules of the SEC, information regarding compensation paid by us, or by one or more of our subsidiaries or affiliates, to our Named Executive Officers. Mr. Oscar González Rocha joined us in late 1999 after having an outstanding career at Grupo Mexico and has been receiving compensation from us since March 2000.  Mr. Raúl Jacob held various positions with the Company since 1992, primarily focused in financial planning, corporate finance, and investor relations and project evaluation, before being appointed as our Comptroller on October 27, 2011 and our Vice President, Finance and Chief Financial Officer on April 18, 2013 after resigning the Comptroller office.  Mr. Xavier García de Quevedo Topete joined us in September 2001 after serving as President of Grupo Ferroviario Mexicano, S.A. de C.V. and of Ferrocarril Mexicano, S.A. de C.V.  Mr. Hans A. Flury has held several positions with the Company since joining the Legal Department in Peru in 1974.  He has served as our Secretary since April 2013 and has been Legal Counsel of the Company’s Peruvian operations since 1987.  Mr. Edgard Corrales serves as our Vice President, Exploration since July 18, 2013.  Mr. Corrales has held various positions with the Peruvian Branch of the Company since 1983.

Mr. Germán Larrea Mota-Velasco, our Chairman, is an executive officer of Grupo Mexico and is compensated by Grupo Mexico. In 2014, Mr. Larrea has received only fees and stock awards for his services as member of our Board of Directors.

Compensation Objectives:

Our objectives in compensating our Named Executive Officers are to encourage the achievement of our business objectives and superior corporate performance by our Named Executive Officers. Our business objectives include increasing production and lowering costs in a safe environment, maintaining customer satisfaction, market leadership, and enhancing stockholder value. The principal objective of our compensation practices is to reward and retain executives with key core competency critical to our long-term management strategy. We reward results rather than on the basis of seniority, tenure or other entitlement. We believe that our executive compensation practices align compensation with our business values and strategy.

What Is Our Compensation Designed to Reward?

Our compensation is designed to reward our Named Executive Officers for their efforts and dedication to us and for their ability to attract, motivate, and energize a high-performance leadership team, encouraging innovation in our employees, conceptualizing key trends, evaluating strategic decisions, and continuously challenging our employees to sharpen their vision and excel in performing their duties. We also reward our Named Executive Officers for achieving the business plans that the Board of Directors has approved, for unique accomplishments and achievements, and for their leadership in managing our affairs in the locations in which we operate, mainly Peru and Mexico.

Why We Choose to Compensate Our Executives?

We choose to compensate our employees, including our Named Executive Officers, to grant them basic economic security at levels consistent with competitive local practices. We believe that the compensation we provide to our employees, including our Named Executive Officers, permits us to retain our highly skilled and qualified workforce.

We are required to grant our employees certain elements of compensation mandated by Peruvian and Mexican law, as applicable. Peruvian and Mexican law requires us to pay salaries to our employees commensurate with each employee’s job requirements and the experience and skills of every employee. The level of each salary is determined by us. We pay salaries and bonuses to reward and retain our excellent employees, including our Named Executive Officers. We also provide other Company sponsored benefits to remain competitive in the Peruvian and Mexican labor markets and to reward our employees, including our Named Executive Officers. The Peruvian five percent increase in monthly salary for each five years of service evolved as a benefit bargained by our labor unions and was later on extended to all salaried employees. The Peruvian vacation bonus and vacation travel benefits evolved from our practice of compensating expatriate employees who worked in Peru and was later extended to certain key salaried employees, including Named Executive Officers working in Peru.

How Do We Determine Each Element of Compensation?

The Company’s management team and Compensation Committee make the decisions to grant salary increases and bonuses for the Named Executive Officers of the Company after a thorough analysis of numerous factors, including among others, the responsibilities and performance of each Named Executive Officer measured in the areas of production, safety and environmental responsiveness (both individually and as compared to other officers of the Company). In addition, management and the Compensation Committee consider years of service, future challenges and objectives, the potential contributions of each officer to the future success of our Company, total executive compensation, and the Company’s overall financial performance. Peruvian and Mexican law requires us to pay salaries to our employees commensurate with each employee’s job requirements, experience and skills, and to share 8% of the annual pre-income tax profits of our Peruvian Branch with our Peruvian employees and 10% of the annual pre-income tax profits of our Mexican operation with our Mexican employees.

When we increase base salaries for our Named Executive Officers, we use a tabulation, which is revised every year to adjust for inflation in Mexico and Peru. The base salary increases take into account the individual’s position, as well as his results and job performance in the relevant year. Base salary increases are not granted indiscriminately to employees. Instead, they are granted to reward individuals who facilitate the achievement of the Company’s corporate goals. Our corporate goals include increasing production and lowering costs in a safe environment, maintaining customer satisfaction and market leadership, and enhancing stockholder value.

We promote our Named Executive Officers from within our organization and we hire new executives through recruiters. We also use Human Resources consultants, such as the Hay Group from time to time, which provide us with comparative salary data for the sought position extracted from their database relating to comparable companies in Mexico and Peru.  The information provided from time to time by the Human Resources consultants is not customized for the Company.  Although our Compensation Committee has the authority and necessary funding to engage compensation and other advisers, it has not engaged such advisers in the period 2012-2014.

The salaries provided by the Human Resources consultants from their database are used by us as an indication of the market salaries prevailing in Peru and Mexico. In Peru, the consultants provide us with salaries, which they report were paid or offered to potential candidates by mining companies operating in Peru. The reports of the Human Resources consultants have included in the past salary information from Peruvian companies or Peruvian subsidiaries, such as the following: Xstrata Tintaya, S.A., Minera Yanacocha Peru, Hochschild Mining, plc, Compañía Minera Antamina, S.A., Minera Barrick Misquichilca, S.A., Minsur S.A., Gold Fields La Cima, S.A.A., and Sociedad Minera Cerro Verde, S.A.A. In Mexico, the consultants have provided us with salaries, which they reported were paid or offered to potential candidates by mining companies operating in Mexico. The reports of the Human Resources consultants have included in the past salary information from Mexican companies or Mexican subsidiaries, such as the following: Newmont Mining Corporation, Pan American Silver Corporation, Industrias Peñoles, S.A.B. de C.V., Grupo Bacis, S.A. de C.V., Mexicoro, S.A. de C.V., Minera BHP Billiton, S.A. de C.V., and Minera Phelps Dodge de Mexico S. de R.L. de C.V. The above listing is for illustration purposes only, as the list of companies used by Human Resources consultants may vary from year to year. Additionally, we have not made an independent verification of the salary information reported by the Human Resources consultants.

We factor this comparative salary information into our decision making process by targeting our personnel compensation policies, including the compensation of the Named Executive Officers, generally toward the median and third quartile of market compensation.

In 2012 and 2013, the reported average base salaries for S&P 500 chief executives were $ 1,109,715 and $1,100,000, respectively. Although the 2014 report was not available at the time of print, we predict that the average base salary for 2014 would continue the same trend as last year.  Even though we are not one of the constituent companies of the S&P 500 index, we have a market capitalization that would permit us to compare ourselves with the companies that constitute the index. We have compared the 2012 and 2013 salaries of Mr. Oscar González Rocha with the reported average base salaries of S&P 500 chief executives and determined that the salaries paid to him are below the reported average. Similarly, we believe that the salary of Mr. Oscar González Rocha in 2014 will be below the reported average for 2014.

The amount and formula applicable to the other benefits are mandated by Peruvian and Mexican law for all salaried employees. We also sponsor programs to recruit and retain qualified employees working in Peru and Mexico.

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, we may not deduct, with certain exceptions, compensation in excess of $1 million to the Chief Executive Officer and our three other highest paid executive officers (other than the Chief Financial Officer) as required to be reported in our proxy statement. We do not believe that Section 162(m) will have any immediate material impact on us because, among other things, our officers’ salaries do not enter into the calculation of US source taxable income. We will, however, continue to monitor our executive compensation programs to ensure their effectiveness and efficiency in light of our needs, including Section 162(m).

How Does Each Element and Our Decisions Regarding That Element Fit Into Our Overall Compensation Objectives and Affect Decisions Regarding Other Elements?

We take into account each element of compensation to determine the overall compensation of our executives.  It is our practice to grant relatively small salary increases commensurate with the cost of living increases in Peru and Mexico and tailor the amount of the incentive cash payments to balance the amounts of compensation mandated by Peruvian and Mexican law, principally the amounts received as profit participations. In years in which the profit participation is high, the bonus or incentive cash payment will be reduced. In years in which the profit participation is relatively modest, if our financial conditions permit, we tend to increase the amount paid in cash incentives.  The payment of bonuses is discretionary and we do not necessarily pay bonuses every year. The payment of bonuses and the amount of any such bonuses depend, among other things, on our financial performance, our intensive capital investment plan, our projected future cash flow generation from operations, and our liquidity in general.  We do not provide compensation tied to specific pre-determined individual or Company performance criteria or long-term incentive compensation. The discretionary cash bonus payments granted to our executives and non-executive employees are not based on pre-established performance targets or on targets that have been previously communicated to the executives or the employees. The granting of specific awards and the amount of each award are discretionary and substantially uncertain until we decide to award them.  Without limiting this, from time to time, larger discretionary cash bonuses are granted to certain of our Named Executive Officers in recognition of said Named Executive Officers’ performance during the year and to reward them for their leadership, vision and focus.

Disclosure on Result of the Non-Binding Advisory Vote on Executive Compensation (“Say-on-Pay”):

Every year we provide our Common Stockholders with the opportunity to cast an advisory vote on executive compensation. At our annual meeting of stockholders held on April 29, 2014, over 99% of the votes cast on said proposal were voted in favor of the proposal. Our Compensation Committee and management team believe this affirms our Common Stockholders’ support of our approach to executive compensation, therefore no material changes were made to our approach. We will continue to consider the outcome of future advisory votes on executive compensation when making future compensation decisions for the Named Executive Officers.  In addition, a substantial majority of the votes cast on the Say-on-Pay frequency vote proposal were in favor of holding a Say-on-Pay vote every year, and as a result, we will continue to hold this vote on an annual basis.

Summary:

Our compensation practices are designed to comply with the requirements of Peruvian and Mexican law and with our goals and objectives to retain our key executives and reward them appropriately for their positive results. We continue to monitor our compensation practices to remain competitive in the marketplace and to reward our executives for results that are consistent with the long-term interest of our Company and our stockholders.

Peruvian Compensation Practices:

Our Peruvian compensation practices take into account many factors, including individual performance and responsibilities, years of service, elements of compensation mandated by Peruvian law, future challenges and objectives, contributions to the future success of our Company, the executive’s total compensation, and our financial performance. We may also look at the compensation levels of comparable companies.

Our Named Executive Officers in Peru, Messrs. Oscar González Rocha, Raul Jacob, Hans A. Flury, and Edgard Corrales receive cash-based compensation, which is currently paid. The cash-based compensation has two principal components: base salary and bonus, which are discretionary, and compensation mandated by Peruvian law. We also sponsor programs to recruit and retain qualified employees working in Peru. Additionally, Grupo Mexico offers certain key employees, including our Named Executive Officers, eligibility under stock purchase plans. See the description of these plans under “Stock Purchase Plans of Grupo Mexico” below.

The payment of bonuses to our Named Executive Officers is discretionary and we do not necessarily pay bonuses every year. The payment of bonuses and the amount of same depend, among other things, on our financial performance, our intensive capital investment plan, our future cash flow generation from operations, and our liquidity in general.

We do not provide compensation tied to specific pre-determined individual or Company performance criteria or long-term incentive compensation.

The cash incentive payments granted to our Named Executive Officers are not based on pre-established performance targets or on targets that have been previously communicated to the executives. The granting of the award and the amount of each award are discretionary and substantially uncertain until we decide to award them.

All our Peruvian employee compensation is denominated in Peruvian Nuevos Soles. We convert the Peruvian Nuevos Soles into U.S. dollars using the average exchange rate for the applicable period.

Stock Options:

We have not granted stock options or other equity incentive awards to any of our Named Executive Officers since 2000 in Peru. The Stock Incentive Plan, under which options and stock awards could have been granted, expired by its terms on January 1, 2006.

Stock Purchase Plans of Grupo Mexico:

Grupo Mexico offers certain eligible key employees, including our Named Executive Officers, a stock purchase plan (the “Employee Stock Purchase Plan”) through a trust that acquires shares of Grupo Mexico for future sales to our employees, and employees of our subsidiaries and certain affiliated companies. Sales are at the approximate fair market value at the date of grant. Every two years employees will be able to purchase shares subscribed for purchase in the previous two years. The employees will pay for shares purchased through monthly payroll deductions over the eight year period of the plan. At the end of the eight year period, Grupo Mexico will grant the participant a bonus of one share for every ten shares purchased by the employee. If Grupo Mexico pays dividends on shares during the eight year period, the participant will be entitled to receive the dividend in cash for all shares that have been fully purchased and paid as of the date that the dividend is paid. If the participant has only partially paid for shares, the dividends payable with respect to the purchased shares will be used to reduce the remaining liability owed for such shares. No stock bonuses under the Employee Stock Purchase Plan were granted to our Named Executive Officers in 2014.

Grupo Mexico also offers a stock purchase plan for certain members of its executive management and the executive management of its subsidiaries and certain affiliated companies (“Executive Stock Purchase Plan”). Under this plan, participants receive incentive cash bonuses that are used to purchase shares of Grupo Mexico and which are deposited in a trust.  Mr. Oscar González Rocha received a cash bonus of $ 340,731 in 2014, which was used to purchase shares under this plan.  This bonus is reflected in the Summary Compensation Table under the Bonus column.

Pension Plan:

The Company has two non-contributory defined benefit pension plans covering former salaried employees in the United States and certain former employees in Peru. Messrs. González Rocha, Jacob, Flury, and Corrales are not covered by our non-contributory retirement plans. They are covered by the Peruvian private pension system (“AFP”), a mandatory pension system. As required by Peruvian law, we retain every month a percentage of their salary and deposit the amount into their individual AFP accounts. The percentage of the monthly salary retained and deposited varies each year and has ranged from 8% to 10% over the years. Employees received in 1995 a 13.53% salary increase to compensate them for the new deduction established by Peruvian law to participate in the mandatory pension system. Messrs. Jacob and Corrales received a payment of $7,247 and $2,695, respectively, in 2014 pursuant to the requirements of the AFP law. These payments are included in the gross salary reported for Messrs. Jacob and Corrales.

Severance Benefits:

We do not have corporate plans providing severance benefits to our Named Executive Officers in Peru. Our Named Executive Officers only receive severance benefits provided by Peruvian law. If the employee is terminated by us and he or she has a fixed-term employment agreement, Peruvian law requires that we pay the employee’s salary for the remaining of the term of his or her employment agreement. Peruvian law also provides that if the employee has been dismissed without cause, he or she is entitled to an amount equal to one and one-half times his or her monthly salary for each year of service up to a maximum of eight years or the equivalent of twelve months of salary. Peruvian law also provides that at the termination of employment an employee will be able to withdraw the full amount of the compensation for the years of service, known as CTS (“Compensación por Tiempo de Servicios”) in Peru, described below. Our Named Executive Officers in Peru do not have change of control employment agreements. Our Named Executive Officers in Peru, including Messrs. Jacob, Flury and Corrales, do not have employment agreements.  However, Mr. Oscar González Rocha, our Chief Executive Officer, who is an expatriate, has an employment agreement, which is described below.

Expatriate Employees:

Pursuant to Peruvian laws concerning expatriate employees, Mr. Oscar González Rocha entered into an employment agreement. The employment agreement is in effect for a term of one year and may be extended for additional periods. In accordance with the terms of the employment agreement, the Company has agreed to provide Mr. Oscar González Rocha (and any other expatriate employees) with benefits as required by Peruvian law. Under the employment agreement, Mr. Oscar González Rocha may resign at any time by providing us with 30 days’ notice. The employment agreement also provides that we may dismiss Mr. Oscar González Rocha for serious offenses as established by Peruvian law. Terminated employees are also entitled to receive severance benefits as required by Peruvian law. Our non-Peruvian contract employees and their dependents receive travel benefits to return to their home country at the end of each year and return to Peru at the commencement of each year of the contract. Additionally, this benefit includes travel to their home country at the termination of the contract.

Discretionary Cash Compensation:

(a) Base Salary:

Messrs. González Rocha, Jacob, Flury and Corrales received, $560,259, $162,960, $236,034 and $156,479 in 2014 as annual salary, respectively.

There were no salary increases in 2014.  The reported base salary of Mr. Oscar González Rocha decreased approximately 1.0% from 2013 to 2014 as a result of foreign exchange conversion rates from the Peruvian nuevo sol to the U.S. dollar. The base salaries of Messrs. Flury and Corrales in 2014 compared with 2013 also reflect a reduction of approximately 5.0% and 1.0%, respectively, due to the aforementioned foreign exchange conversion rates. The Company’s functional currency is the U.S. dollar and salaries, as are all significant portions of our Peruvian operating costs, are denominated in Peruvian soles.  Accordingly, when inflation and currency devaluation/appreciation of the

Peruvian currency occur reported salaries can be affected.  The base salary of Mr. Raúl Jacob increased approximately 6.0 % from 2013 to 2014 as a result of an increase received in 2013.  Mr. Oscar González Rocha’s base salary at the commencement of his services with us is reflected in an employment agreement mandated by Peruvian law. In general, the base salaries of our Named Executive Officers in Peru follow the guidelines of salaries of other key employees of the Company.

(b) Bonus:

Mr. Oscar González Rocha received a discretionary cash bonus of $340,731 in 2014 in recognition of his performance and to reward him for his leadership, vision and focus. This discretionary cash bonus is the bonus paid under the Executive Stock Purchase Plan. This amount is reflected in the Summary Compensation Table under the Bonus column. Messrs.  Jacob, Flury and Corrales did not receive a cash incentive bonus in 2014.

Peruvian Mandated Cash Compensation:

(a) Profit Sharing in the Profits of Our Peruvian Branch:

Peruvian law requires that we, as well as all other mining companies in Peru, share 8% of the annual pre-income tax profits of our Branch with all our workers (salaried and non-salaried). This benefit is payable in cash to each employee in an amount not to exceed 18 times his or her monthly salary. The excess is paid to a Peruvian pro-employment fund and to the regional governments where we operate, that is to say, the regional governments of Lima, Arequipa, Moquegua, and Tacna in Peru.

Messrs. González Rocha, Jacob, Flury and Corrales received, $171,662, $59,881, 91,995 and 61,849 in 2014 as participants in the pre-tax earnings of our Peruvian Branch, respectively. These amounts are reflected in the Summary Compensation Table under the All Other Compensation column.

(b) Peruvian Legal Holiday and Other Bonuses:

Peruvian law also requires payment each year of one month’s salary to each employee as a bonus for Peruvian Independence holidays and Christmas.  Peruvian law requires the payment of six days’ salary to every employee, including Messrs. González Rocha, Jacob, Flury and Corrales, every year in which May 1 falls on a Sunday or five days’ salary if it falls on a weekday (“Labor Day Bonus”).  Peruvian law also requires the payment of a bonus to each salaried and non-salaried employee, including Messrs. González Rocha, Jacob, Flury, and Corrales for the celebration of Miners’ Day.  Said compensation is reflected in the Summary Compensation Table under the All Other Compensation column.

In 2014, Messrs. González Rocha, Jacob, Flury and Corrales received, $116,533, $36,448, $59,466 and $37,920 as Peruvian Independence holidays, Christmas and Labor Day bonuses, respectively. Additionally, they also received the bonus to celebrate Miners’ Day.  These amounts are reflected in the Summary Compensation Table under the All Other Compensation column.

(c) Termination of Employment Compensation or CTS:

Additionally, as compensation for years of service or CTS, Peruvian law requires a deposit of one twelfth of an employee’s annual salary, vacation, travel, Independence holidays, Christmas, dependents and service award bonus, each year, for each employee (whether Peruvian or expatriate) working in Peru, as applicable. This amount is deposited in a local bank of the employee’s choosing, in an individual account, which accrues interest paid by said bank. For all legal purposes, the chosen bank acts as trustee of the deposited amounts. The CTS funds can only be fully withdrawn when the employee terminates employment.

In 2014, we deposited for Messrs. González Rocha, Jacob, Flury and Corrales, $63,661, $19,722, $32,733, and $20,845 as CTS compensation. These amounts are reflected in the Summary Compensation Table under the All Other Compensation column, respectively.

(d) Peruvian Mandated Company Housing:

Peruvian mining law requires that we provide residences at our operations in Toquepala, Cuajone, and Ilo for all our salaried and non-salaried employees, including for Mr. Oscar González Rocha. No other Peruvian Named Executive Officer enjoys this benefit.

(e) Peruvian Mandated Family Assistance:

Peruvian law requires that we provide family assistance, which consists of 10% of the legal minimum salary, to all our salaried and non-salaried employees, including Messrs. González Rocha, Jacob and Corrales, who are married or have children under the age of 18. Said compensation is reflected in the Summary Compensation Table under the All Other Compensation column. No other Peruvian Named Executive Officer enjoys this benefit.

Cash Compensation under Company Sponsored Programs:

(a) Vacation Compensation:

We provide vacation bonuses for all our salaried employees and payment for vacation travel to all our key salaried employees.

In 2014, Messrs. González Rocha, Jacob, Flury, and Corrales received, $51,096, $16,283, $22,478, and $15,588 as vacation bonus and travel, respectively. These amounts are reflected in the Summary Compensation Table under the All Other Compensation column.

(b) Five Percent Benefit or “Quinquenio”:

We also provide voluntarily to all salaried employees and to non-salaried employees under agreement with our local labor unions, a benefit consisting of five percent of the monthly salary for each period of five years of service. We call this benefit, colloquially in Peru, the “quinquenio.”

In 2014, Messrs. González Rocha, Jacob, Flury, and Corrales received, $56,026, $31,143, $82,612, and $46,135 as quinquenio, respectively. These amounts are reflected in the Summary Compensation Table under the All Other Compensation column.

(c) Other Company Sponsored Programs:

We provide a subsidy to expatriate employees and certain executives to assist with the education of their children. In 2014, Mr. Raúl Jacob received $11,236 as a payment under this program which is reflected in the All Other Compensation column in the Summary Compensation Table.  Mr. Edgard Corrales also received a subsidy under this program, which is reflected in the All Other Compensation column in the Summary Compensation Table.  Additionally, said column reflects modest Christmas gifts given to all salaried and non-salaried employees, including Messrs. González Rocha, Jacob, Flury, and Corrales.

Other Benefits:

(a) Company Housing:

We provide a corporate residence in Lima, which Mr. Oscar González Rocha uses when he conducts business activities at our Lima headquarters. We reflect this benefit in the Summary Compensation Table under the All Other Compensation column.

(b) Company Provided Car and Driver:

Messrs.  González Rocha, Jacob, Flury, Corrales and other key salaried employees are provided with a Company car and a driver. We consider that the use of Company cars by Messrs. González Rocha, Jacob, Flury, Corrales and other key salaried employees is not a personal benefit, but is integrally and directly related to the performance of their functions as key executives or salaried employees of one of the largest companies in Peru, is required for security reasons, and is consistent with local practice.

(c) Tax Gross-Up:

We provide certain key employees a cash benefit as reimbursement for the payment of taxes on compensation received under the Stock Purchase Plans of Grupo Mexico.  In 2014, Mr. Oscar González Rocha received $146,027 as a tax gross-up payment, which is reflected in the Summary Compensation Table under the All Other Compensation column.

Affiliate Directors’ Fees:

Messrs. González Rocha and Jacob, each received $20,000 in 2014 for services as directors of Coimolache S.A. (“Coimolache”), respectively, which is reflected in the Summary Compensation Table under the All Other Compensation column.  The Company has a 44.2% participation in Coimolache.

Mexican Compensation Practices:

Our Mexican compensation practices also take into account many factors, including individual performance and responsibilities, years of service, elements of compensation mandated by Mexican law, future challenges and objectives, contributions to the future success of our Company, the executive total compensation, and our financial performance. We may also look at the compensation levels of comparable companies, as described above.

Our Named Executive Officer in Mexico, Mr. Xavier García de Quevedo Topete, receives cash-based compensation, which is currently paid. The cash-based compensation has two principal components: base salary and bonus, which are discretionary, and compensation mandated by Mexican law. We also sponsor programs to recruit and retain qualified employees working in Mexico. Additionally, Grupo Mexico offers certain key employees, including our Named Executive Officers, eligibility under stock purchase plans. See the description of these plans under “Stock Purchase Plans of Grupo Mexico” below.

The payment of bonuses to our Named Executive Officers is discretionary and we do not necessarily pay bonuses every year. The payment of bonuses and the amount of the same depend, among other things, on our financial performance, our intensive capital investment plan, our future cash flow generation from operations, and our liquidity in general.

We do not provide compensation tied to specific pre-determined individual or Company performance criteria or long-term incentive compensation.

The cash incentive payments granted to our Named Executive Officers are not based on pre-established performance targets or on targets that have been previously communicated to the executives. The granting of the award and the amount of each award are discretionary and substantially uncertain until we decide to award them.

All our Mexican employee compensation is denominated in Mexican Pesos. We convert the Mexican Pesos into U.S. dollars using the average exchange rate for the applicable period.

Stock Options:

We have not granted stock options or other equity incentive awards to any of our Named Executive Officers since 2000 in Mexico. The Stock Incentive Plan, under which options and stock awards could have been granted, expired by its terms on January 1, 2006.

Stock Purchase Plans of Grupo Mexico:

Grupo Mexico offers certain eligible key employees, including our Named Executive Officers, the Employee Stock Purchase Plan through a trust that acquires shares of Grupo Mexico for future sales to our employees, and employees of our subsidiaries and certain affiliated companies. Sales are at the approximate fair market value on the date of grant. Every two years employees will be able to purchase shares subscribed for purchase in the previous two years.

The employees will pay for shares purchased through monthly payroll deductions over the eight year period of the plan. At the end of the eight year period, Grupo Mexico will grant the participant a bonus of one share for every ten shares purchased by the employee. If Grupo Mexico pays dividends on shares during the eight year period, the participant will be entitled to receive the dividend in cash for all shares that have been fully purchased and paid as of the date that the dividend is paid. If the participant has only partially paid for shares, the dividends payable with respect to purchased shares will be used to reduce the remaining liability owed for such shares. No stock bonuses under the Employee Stock Purchase Plan were granted to our Named Executive Officers in 2014.

Under the Executive Stock Purchase Plan, participants receive incentive cash bonuses which are used to purchase shares of Grupo Mexico and which are deposited in a trust. Mr. Xavier García de Quevedo Topete received an incentive cash bonus in 2014 of $816,547, which was used to purchase shares under this plan. Said bonus is reflected in the Summary Compensation Table under the Bonus column.

Pension Plan:

Retirement benefits of our employees in Mexico are covered by the Mexican social security system mandated by Mexican law. In addition, certain of our Mexican subsidiaries participate in a defined contribution pension plan, which complements the retirement benefits granted under the Mexican social security system.

Under the Mexican pension plan, non-union employees of Minera México, S.A. de C.V., and participating subsidiaries who have completed ten continuous years of employment with the participating subsidiary, including Mr.  García de Quevedo Topete earn the right to receive certain benefits upon retirement at the normal retirement age of 70 or upon early retirement on or after age 60. An employee may choose to retire at age 75 only upon receiving the proper consent of the participating company.

Employees contribute 3% of their monthly base salary to the plan and the employer matches the employees’ contributions with an additional 3%. The funds are then invested in treasury or in marketable securities. The fiduciary of such investment funds is an institution authorized by the Mexican government. The plan is administered by a technical committee composed of at least three unpaid individuals (who may be employees of the participating companies), which are appointed by the Company. The plan may be amended or terminated at any time at the Company’s discretion, but such amendment or termination must preserve acquired rights of the employees.

Regardless of the manner in which an employee’s employment is terminated, he/she is entitled to receive his/her employee contributions and any amounts earned during his/her term of employment. Any severance benefits received by the terminated employee will be deducted from any employer contribution to be received under the plan. In the event of the retirement of an employee, he/she is entitled to receive amounts accrued under the plan.

Severance Benefits:

We do not have corporate plans providing severance benefits to our Named Executive Officers in Mexico. Our Named Executive Officers only receive severance benefits provided by Mexican law or negotiated by us when we undertake workforce reductions at our operations. Our Named Executive Officers in Mexico do not have change of control or employment agreements.

Discretionary Cash Compensation:

(a) Base Salary:

Mr. García de Quevedo Topete received $556,784 in 2014 as annual salary.

The reported base salary of Mr.  García de Quevedo Topete decreased approximately 16.3% from 2013 to 2014.  In general, the base salaries of our Named Executive Officers follow the guidelines of salaries of other key employees of the Company.

(b) Bonus:

Mr.  García de Quevedo Topete received $816,547 (which is the cash bonus paid pursuant to the Executive Stock Purchase Plan) in 2014 as discretionary cash bonus in recognition of his performance. This amount is reflected in the Summary Compensation Table under the Bonus column.

Mexican Mandated Cash Compensation:

(a) Profit Sharing in the Profits of Our Mexican Operations:

Mexican law requires that we, as well as all other mining companies in Mexico, share 10% of the annual pre-tax profits of our operations with all our workers (salaried and non-salaried). This benefit is payable in cash to each employee. Mr. García de Quevedo Topete did not participate in the pre-income tax earnings of our Mexican operations in 2014.

(b) Mexican Legal Holiday Bonuses:

Mexican law also requires payment each year of at least 15 days’ salary to each employee, with at least one completed year of service, as a bonus for Christmas. We give our employees in Mexico one month’s salary as Christmas bonus.

Mr.  García de Quevedo Topete received $46,247 as a Christmas bonus in 2014, which is reflected in the Summary Compensation Table under the All Other Compensation column.

(c) Vacation Compensation:

We provide vacation bonuses for all our salaried employees, with at least one completed year of service, including our Named Executive Officers in Mexico, as required by Mexican law. This vacation bonus consists of at least 25% of the salary earned during the vacation period.  Mr. Xavier Garcia de Quevedo Topete received a vacation bonus of $35,637 for 2014.

Cash Compensation under Company Sponsored Programs:

(a) Mexican Pension Plan:

We offer our employees of Minera Mexico, S.A. de C.V. and participating subsidiaries the possibility of joining a defined contribution pension plan. Mr. Xavier García de Quevedo Topete received $16,649 as employer contribution under our Mexican pension plan in 2014.  A more detailed description of the principal features of the Mexican pension plan can be found under “Pension Plan” above.

(b) Mexican Savings Plans:

We offer our employees the possibility of saving up to 13% of their salaries and we match this amount with our own contributions (but never in excess of ten times the minimum monthly salary). These amounts are invested by us in marketable securities. Amounts can be withdrawn at any time with proper notice after ceasing participation in the plan.  Mr. García de Quevedo Topete received contributions under our Mexican savings plan, which are reflected in the Summary Compensation Table under the All Other Compensation column.

Other Benefits:

Mr. Xavier García de Quevedo Topete and other key salaried employees are provided with a Company car and driver.  We consider that the use of Company cars by Mr.  García de Quevedo Topete and other key salaried employees is not a personal benefit but is integrally and directly related to the performance of their functions as key executives or salaried employees of one of the largest companies in Mexico, is required for security reasons and is consistent with local practice. In addition, Mr. García de Quevedo Topete received $439,679 as a tax gross-up payment in 2014, which is reflected in the Summary Compensation Table under the All Other Compensation column.

EXECUTIVE COMPENSATION

Set forth below is certain information concerning the compensation earned by, or awarded to, or paid by us, or by one or more of our subsidiaries or affiliates, to Messrs. González Rocha, García de Quevedo Topete, and Jacob for services rendered in all capacities to us for the fiscal years ended December 31, 2014, December 31, 2013 and December 31, 2012, and to Messrs. Hans A. Flury and Edgard Corrales for services rendered as Secretary and Vice President, Exploration, respectively, for the fiscal years ended December 31, 2014 and December 31, 2013.  Mr. Germán Larrea Mota-Velasco, our Chairman, received no compensation from us in 2014, 2013 and 2012 for services other than as a director.

Summary Compensation Table(a)

	Gross Annual Compensation
Name and				All Other
Principal				Compensation
Position	Year	Salary	Bonus(b)	(c)	Total
Oscar González Rocha	2014	$560,259	$340,731	$634,295	$1,535,285
President and CEO	2013	$566,045	$354,116	$683,146	$1, 603,307
	2012	$575,050	$279,215	$732,737	$1,587,002
Raúl Jacob	2014	$162,960	—	$195,894	$358,854
Vice President, Finance and CFO	2013	$154,095	—	$209,677	$363,772
	2012	$154,388	$—	$217,212	$371,600
Xavier García de Quevedo Topete	2014	$556,784	$816,547	542,681	$1,916,012
COO	2013	$665,306	$629,735	$98,872	$1,393,913
	2012	$475,847	$717,706	$76,961	$1,270,514
Hans A. Flury	2014	$236,034	—	$290,578	$526,612
Secretary	2013	248,397		333,094	581,491
Edgard Corrales	2014	$156,479	—	$184,219	$340,698
Vice President, Exploration	2013	156,987		205,922	362,909

(a)                Compensation for all of our Peruvian and Mexican employees is denominated, respectively, in Peruvian Nuevos Soles and Mexican Pesos. We convert the Peruvian Nuevos Soles and Mexican Pesos into U.S. dollars using the average exchange rate for the applicable period. The average rate in 2014 for Peruvian Nuevos Soles was 2.8 Nuevos Soles for each U.S. dollar. The average rate in 2014 for Mexican Pesos was 13.2 Mexican Pesos for each U.S. dollar.

(b)                The cash bonuses for Messrs. González Rocha and García de Quevedo Topete include amounts paid under the Executive Stock Purchase Plan.

(c)                 All Other Compensation for Mr. Oscar González Rocha consists mainly of:

(i) Cash Compensation Mandated by Peruvian Law:

•                  $171,662 in 2014 as profit sharing in the profits of our Peruvian Branch;

•                  $116,533 in 2014 as Peruvian legal holiday and Labor Day bonuses;

•                  $63,661 in 2014 as termination of employment or CTS;

•                  Family assistance; and

•                  Miners’ bonus.

(ii) Cash Compensation Under Company Sponsored Programs:

•                  $51,096 in 2014 as vacation bonus and travel;

•                  $ 56,026 in 2014 as five percent benefit or Quinquenio; and

•                  Compensation under other Company sponsored programs.

(iii) Other Benefits:

•                  Use of our corporate Lima residence in 2014; and

•                  $146,027 in 2014 as a tax gross-up payment.

(iv) Affiliate Director’s Fees:

•                  $20,000 in 2014 as director’s fees for services in Coimolache. The Company has a 44.2% participation in Coimolache.

All Other Compensation for Mr. Raúl Jacob consists mainly of:

(i) Cash Compensation Mandated by Peruvian Law:

•                  $59,881 in 2014 as profit sharing in the profits of our Peruvian Branch;

•                  $36,448 in 2014 as Peruvian legal holiday and Labor Day bonuses;

•                  $19,722 in 2014 as termination of employment or CTS;

•                  Family assistance; and

•                  Miners’ bonus.

(ii) Cash Compensation Under Company Sponsored Programs:

•                  $16,283 in 2014 as vacation bonus and travel;

•                  $31,143 in 2014 as five percent benefit or Quinquenio;

•                  $11,236 in 2014 as a subsidy to assist with education costs for his children; and

•                  Compensation under other Company sponsored programs.

(iii) Affiliate Director’s Fees:

•                  $20,000 in 2014 as director’s fees for services in Coimolache. The Company has a 44.2% participation in Coimolache.

All Other Compensation for Mr. Xavier García de Quevedo Topete consists mainly of:

(i) Cash Compensation Mandated by Mexican Law:

•                  $46,247 in 2014 as Mexican legal holiday bonus; and

•                  $35,637 in 2014 as vacation bonus.

(ii) Cash Compensation Under Company Sponsored Programs:

•                  $16,649 in 2014 as contribution under our Mexican pension plan; and

•                  2014 contributions under our Mexican savings plan.

(iii) Other Benefits:

•                  $439,679 in 2014 as a tax gross-up payment.

All Other Compensation for Mr. Hans A. Flury consists mainly of:

(i) Cash Compensation Mandated by Peruvian Law:

•                  $91,995 in 2014 as profit sharing in the profits of our Peruvian Branch;

•                  $59,466 in 2014 as Peruvian legal holiday and Labor Day bonuses;

•                  $32,733 in 2014 as termination of employment or CTS; and

•                  Miners’ bonus.

(ii) Cash Compensation Under Company Sponsored Programs:

•                  $22,478 in 2014 as vacation bonus and travel;

•                  $82,612 in 2014 as five percent benefit or Quinquenio; and

•                  Compensation under other Company sponsored programs.

All Other Compensation for Mr. Edgard Corrales consists mainly of:

(i) Cash Compensation Mandated by Peruvian Law:

•                  $61,849 in 2014 as profit sharing in the profits of our Peruvian Branch;

•                  $37,920 in 2014 as Peruvian legal holiday and Labor Day bonuses;

•                  $20,845 in 2014 as termination of employment or CTS; and

•                  Miners’ bonus.

(ii) Cash Compensation Under Company Sponsored Programs:

•                  $15,588 in 2014 as vacation bonus and travel;

•                  $46,135 in 2014 as five percent benefit or Quinquenio;

•                  Subsidy in 2014 to assist with education costs for his children; and

•                  Compensation under other Company sponsored programs.

Outstanding Equity Awards at Fiscal Year-End

No options to purchase shares in the Company or other equity incentive awards have been granted since 2000.  No options, equity awards or equity-based awards were outstanding at December 31, 2014.  The Stock Incentive Plan, under which options and stock awards could have been granted, expired by its terms on January 1, 2006.

Option Exercises and Stock Vested at Fiscal Year-End

No options were exercised since 2000.  No stock award vested as of December 31, 2014.

Retirement Plans

See descriptions above under “Pension Plans.”

Severance Benefits

As described above in the Compensation Discussion and Analysis, we provide severance benefits as required by Peruvian and Mexican law, as applicable.

COMPENSATION POLICIES AND PRACTICES AND RISK

Our Peruvian and Mexican executive officers and non-executive employees receive cash-based compensation, which is currently paid. The cash-based compensation has two principal components: base salary and bonus, which are discretionary, and compensation mandated by Peruvian and Mexican law. We also sponsor programs to recruit and retain qualified employees working in Peru and Mexico.

The payment of bonuses is discretionary and we do not necessarily pay bonuses every year. The payment of bonuses and the amount of the same depend, among other things, on our financial performance, our intensive capital investment plan, our future cash flow generation from operations, and our liquidity in general.  We do not provide compensation tied to specific pre-determined individual or Company performance criteria or long-term incentive compensation. The cash incentive payments granted to our executives and non-executive employees are not based on pre-established performance targets or on targets that have been previously communicated to the executives or the employees. The granting of specific awards and the amount of each award are discretionary and substantially uncertain until we decide to award them.

The decisions to grant salary increases and bonuses for the Named Executive Officers of the Company and for non-executive employees are made by our management team and our Compensation Committee after a thorough analysis of numerous factors, including among others, the responsibilities and performance of each Named Executive Officer or employee measured in the areas of production, expansions and project developments, safety and environmental responsiveness (both individually and as compared to other officers or employees of the Company).  It is our practice to grant relatively small salary increases to our Named Executive Officers commensurate with the cost of living increases in Peru and Mexico and tailor the amount of the incentive cash payments to balance the amounts of compensation mandated by Peruvian and Mexican law, principally the amounts received by the Named Executive Officers as profit participations. Generally, in years in which the profit participation amounts paid to Named Executive Officers are high, the bonus or incentive cash payments will be lower than in years in which the profit participation amounts are relatively modest. In such years, where the profit participation amounts are modest, if our financial conditions permit, we tend to increase the amount paid in cash incentives.  Without limiting this, from time to time larger discretionary cash bonuses are granted to our Named Executive Officers in recognition of a particular Named Executive Officer’s performance during the year and to reward him for his leadership, vision and focus.  The Company’s compensation policies or practices do not vary significantly from the Company’s overall risk and reward structure, inasmuch as we do not offer performance-based bonuses or incentive awards which occur significantly before receipt of anticipated income or expiration of associated risk to the Company.  We do not have business units that account for a significant portion of the Company’s risk profile or compensation policies and practices that vary for a particular business unit.  We continuously monitor our compensation policies and practices to avoid risk-taking by executive and non-executive employees to increase their compensation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Germán Larrea Mota-Velasco, Alfredo Casar Pérez, Luis Castelazo Morales, Juan Rebolledo Gout, and Daniel Muñiz Quintanilla, our directors representing Grupo Mexico, are executive officers and/or directors of Grupo Mexico or its affiliates. Messrs. Germán Larrea Mota-Velasco, Oscar González Rocha, Xavier García de Quevedo Topete, and Gilberto Perezalonso Cifuentes comprise the Compensation Committee of the Board of Directors. See also “Related Party Transactions.”

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act and Section 14A of the Securities Exchange Act of 1934, as amended, require that the Company’s stockholders be given the opportunity to cast a non-binding advisory vote regarding the approval of the compensation disclosed in this proxy statement of the Company’s Named Executive Officers in the Summary Compensation Table.  The Compensation Discussion and Analysis begins at page 15 in this proxy statement.  As discussed there, the Board of Directors believes that the Company’s long-term success depends, in large measure, on the talents of the Company’s employees. The Company’s compensation practices play a significant role in the Company’s ability to attract, retain and motivate the highest quality workforce. The principal underpinnings of the Company’s compensation system are to comply with the requirements of Peruvian and Mexican laws, to fit with the Company’s goals and objectives and to retain its key executives and reward them appropriately for their positive results.  The compensation of the Company’s Named Executive Officers is in line with the compensation of other key employees of the Company.  Additionally, the compensation of Mr. Oscar González Rocha, our Chief Executive Officer, is below the reported compensation of other chief executive officers of companies with comparable market capitalization.

The proposal for a non-binding advisory vote on executive compensation provides stockholders with the opportunity to endorse or not endorse the Company’s executive compensation program through the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because this is an advisory vote, it will not be binding upon the Company, its Board of Directors, or its Compensation Committee. However, the Company, its Board of Directors, and its Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements to the extent they can determine the cause or causes of any significant negative voting results.  The affirmative vote of a majority of the votes cast in person or by proxy at the meeting by the holders of shares of Common Stock entitled to vote thereon is required for the non-binding advisory vote on executive compensation described in this proxy statement. Abstentions are counted for quorum purposes.  Abstentions are counted as a vote “Against” this proposal.  Broker non-votes are not counted either as votes cast “For” or “Against” the proposal.  If we receive a signed proxy with no voting instructions, such shares will be voted “For” the approval of our executive compensation as described in this proxy statement.

The Board of Directors recommends that stockholders vote FOR approval of this resolution.

RELATED PARTY TRANSACTIONS

In 2014, we had entered into certain transactions in the ordinary course of business with parties that are controlling stockholders or their affiliates. These transactions include the lease of office space, air transportation and construction services and products and services relating to mining and refining. We lend and borrow funds among affiliates for acquisitions and other corporate purposes. These financial transactions bear interest and are subject to review and approval by senior management, as are all related party transactions.

Grupo Mexico, our ultimate parent and our majority indirect stockholder, and its affiliates, provide various services to us. In 2014, these services were primarily related to accounting, legal, tax, financial, treasury, human resources, price risk and hedging, purchasing, procurement and logistics, sales and administrative and other support services. We pay Grupo Mexico for these services. The total amount paid by us to Grupo Mexico for such services in 2014 was $13.9 million. We expect to continue to pay for these support services in the future.

In 2014, our Mexican operations paid $22.7 million primarily for freight services provided by Ferrocarril Mexicano, S.A. de C.V., $61.4 million for engineering and construction services provided by México Proyectos y Desarrollos, S.A. de C.V. and affiliates, $3.1 million for drilling services provided by Compañía Perforadora Mexico, S.A.P.I. de C.V., and $178.4 million for power supplied by Mexico Generadora de Energia S. de R.L. (“MGE”), all subsidiaries of Grupo Mexico.

Additionally in 2014, we received $0.8 million and $0.6 million for building rental and maintenance services from Mexico Proyectos y Desarrollos, S.A. de C.V. and its affiliates and from Compañía Perforadora Mexico, S.A.P.I. de C.V., respectively, and $96.5 million from MGE for natural gas and services, all subsidiaries of Grupo Mexico.

In 2014, we purchased $47.9 million in scrap and other residual copper mineral and sold $24.7 million in copper cathodes, rod and anodes, as well as sulfuric acid, silver, gold and lime to Asarco LLC, a subsidiary of Grupo Mexico.  In 2014 we also purchased power for $7.6 million from Eolica El Retiro, S.A.P.I. de C.V., an indirect subsidiary of Grupo Mexico.

In 2005, we organized MGE as a subsidiary of Minera Mexico, S.A. de C.V., one of our subsidiaries, for the construction of two power plants to supply power to our Mexican operations. In May 2010, our Mexican operations granted a $350 million line of credit to MGE for the construction of the power plants.  That line of credit was due on December 31, 2012 and carried an interest rate of 4.4%.  In the first quarter of 2012, Controladora de Infraestructura Energetica Mexico, S.A. de C.V., an indirect subsidiary of Grupo Mexico, acquired 99.999% of MGE, reducing Minera Mexico’s participation to less than 0.001%. As consequence of this change in control, MGE became an indirect subsidiary of Grupo Mexico.  Additionally, at the same time, MGE paid $150 million to our Mexican operations, partially reducing the total debt.  At December 31, 2012, the outstanding balance of $184.0 million was restructured as subordinated debt of MGE with an annual interest of 5.75%.  The $184.0 million includes $37.6 million drawn on the line of credit in 2012 and $146.4 million drawn through December 31, 2011.  MGE will repay its debt to us using a percentage of its profits until such time the debt is satisfied.  At December 31, 2014 the remaining balance of the debt was $161.2 million and was recorded as non-current related party receivable on our consolidated balance sheet. Related to this loan, the Company recorded interest income of $9.4 million in 2014.  In December 2012, the Company signed a power purchase agreement with MGE, whereby MGE will supply some of the Company’s Mexican operations with power through 2032.  MGE began supplying power to the Company in December 2013. It is expected that MGE will supply also a portion of its power output to third-party energy users.

The Larrea family controls a majority of the capital stock of Grupo Mexico, and has extensive interests in other businesses, including aviation and real estate. We engage in certain transactions in the ordinary course of business with other entities controlled by the Larrea family relating to the lease of office space and air transportation. In 2007, our Mexican subsidiaries provided guaranties for two loans totaling $10.8 million obtained by Mexico Transportes Aereos, S.A. de C.V. (“MexTransport”), a company controlled by the Larrea family, from Bank of Nova Scotia in Mexico. The repayment of the loans was completed in August 2013.  In 2014, we paid MexTransport $2.5 million for aviation services and received $0.3 million for services.

Additionally, in 2014 we purchased $3.2 million of industrial material from Higher Technology S.A.C. and paid $1.3 million for maintenance services provided by Servicios y Fabricaciones Mecánicas S.A.C., companies in which Mr. Carlos González, a son of our Chief Executive Officer, has a proprietary interest. In addition, we purchased $1.2 million in 2014 of industrial material from Sempertrans France Belting Technology (“Sempertrans”) and $0.6 million of industrial material from PIGOBA, S.A. de C.V. (“PIGOBA”).  Mr. Alejandro González, a son of our Chief Executive Officer, is employed as a sales representative of Sempertrans and has a proprietary interest in PIGOBA. We also purchased $10.1 million in 2014 of industrial material and services from Breaker, S.A. de C.V., a company in which Mr. Jorge González has a proprietary interest. Mr. Jorge González is the son-in-law of our Chief Executive Officer.

The Company has a 44.2% participation in Coimolache, which it accounts for on the equity method. Coimolache owns Tantahuatay, a gold mine located in the northern part of Peru. To support the cost of the development of Tantahuatay, the Company loaned $56.6 million to Coimolache. The loan was fully repaid in August 2014.

Asarco LLC employs Oscar González Barron, the son of Oscar González Rocha, our Chief Executive Officer. Mr. González Barron holds the position of Chief Financial Officer at Asarco LLC and received $229,464 as his base salary, $28,683 as a bonus and $7,049 for the use of a company car in 2014, along with other employment benefits that are standard for employees of Asarco LLC at that management level. Mr. Oscar González Barron also received fees from Grupo Mexico amounting to $17,755. Mr. Oscar González Rocha was not involved in the recruiting or hiring of Mr. Oscar González Barron by Asarco LLC, nor in any decision affecting Mr. González Barron’s compensation.  Mr. Oscar González Barron’s compensation was established by Asarco LLC in accordance with its compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions.

It is anticipated that in the future we will enter into similar transactions with such parties.

During 2014, the Audit Committee reviewed and did not object to any of the related party transactions reported in this proxy statement. Our Audit Committee recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and therefore adopted a policy on January 24, 2007, and amended it on February 23, 2007, and on April 24, 2008.  This policy is followed in connection with all of our related party transactions. This policy formalizes the procedures followed by the Audit Committee for previous years. Related parties are those defined as such by the SEC. Our policy requires us to report all related party transactions in our filings with the SEC and as required by accounting requirements.

It is our policy that the Audit Committee shall review all related party transactions. The Company is prohibited from entering or continuing a material related party transaction that has not been reviewed and approved or ratified by the Audit Committee. Our Certificate specifically provides that the Company is prohibited from engaging in any material affiliate transaction unless the transaction has been reviewed by a committee of at least three members of the Board of Directors, each of whom must satisfy the independence standards of the NYSE (or any other exchange or association on which the Common Stock is listed). A material affiliate transaction is defined as a transaction, business dealing or material financial interest in any transaction, or any series of transactions between Grupo Mexico or one of its affiliates (other than us or any of our subsidiaries), on the one hand, and us or one of our subsidiaries, on the other hand, that involves an aggregate consideration of more than $10,000,000. We believe that the Audit Committee is best suited to review any material affiliate transaction.

The Audit Committee may delegate authority to grant such approvals or ratifications to one or more members of the Audit Committee with the requirement that such member or members present any decisions made pursuant to such delegated authority to the full Audit Committee at its next scheduled meeting.

Additionally, in transactions where a senior officer is related to any of our goods or services provider, the Chairman of the Audit Committee is delegated the authority to approve the transaction, unless it exceeds an aggregate consideration of more than $500,000.  In the latter case, prior approval of the Audit Committee members is required.

Management reports all related party transactions to the Audit Committee at each meeting. Material related party transactions are reported to the full Board of Directors. There is a presumption that the Audit Committee has approved or ratified the related party transaction if it has reviewed the transaction and made no observations or objections to the same.

In reviewing a related party transaction the Audit Committee considers all of the relevant factors surrounding the transaction including:

(1)         whether there is a valid business reason for us to enter into the related party transaction consistent with the best interests of the Company and our stockholders;

(2)         whether the transaction is negotiated on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally;

(3)         whether the Audit Committee determines that it has been duly apprised of all significant conflicts that may exist or may otherwise arise on account of the transaction, and it believes, nonetheless, that we are warranted in entering into the related party transaction and have developed an appropriate plan to manage the potential conflicts of interest;

(4)         whether the rates or charges involved in the transaction are determined by competitive bids, or the transaction involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;

(5)         whether the transaction involves services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services; and

(6)         whether the interest of the related party or that of a member of the immediate family of the related party arises solely from the ownership of our class of equity securities and all holders of that class of our equity securities received the same benefit on a pro rata basis.

“CONTROLLED COMPANY” EXCEPTION TO NYSE RULES

A company of which more than 50% of the voting power for the election of directors is held by a single entity, a “controlled company,” is not required to comply with the requirements of the NYSE corporate governance rules requiring a majority of independent directors and independent compensation and nominating/corporate governance committees.

We are a controlled company as defined by the rules of the NYSE. Grupo Mexico owns indirectly 84.6% of our stock as of December 31, 2014 and controls the voting power for the election of directors. We have taken advantage of the exceptions to the corporate governance rules of the NYSE. We have three special independent directors nominated by the Special Nominating Committee, Messrs. Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, and Carlos Ruiz Sacristán. Messrs. Emilio Carrillo Gamboa and Enrique Castillo Sánchez Mejorada are our fourth and fifth independent directors. At its meeting on January 29, 2015, the Board of Directors determined that Messrs. Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, Carlos Ruiz Sacristán, Emilio Carrillo Gamboa, and Enrique Castillo Sánchez Mejorada are independent of management in accordance with the requirements of the NYSE as such requirements are interpreted by our Board of Directors in its business judgment.

CORPORATE GOVERNANCE

Corporate Governance Guidelines, Committee Charters and Code of Ethics

We have adopted Corporate Governance Guidelines for the Board of Directors and charters for the Audit, Special Nominating, Corporate Governance and Disclosure, and Compensation Committees. We also have in place a Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, comptroller, all other officers, directors and our employees, including the persons performing accounting or financial functions. The Corporate Governance Guidelines, Code of Business Conduct and Ethics, and Committee charters, may be accessed free of charge by visiting our web site at www.southerncoppercorp.com. We intend to report any amendments to, or waiver from, a provision of the Code of Business Conduct and Ethics that applies to the principal executive officer, principal financial officer, principal accounting officer, comptroller, director, and other persons performing similar functions as required by the NYSE rules.

Board Leadership Structure

The Board of Directors believes that the Company is best served by separating the positions of Chairman and Chief Executive Officer. Mr. Germán Larrea Mota-Velasco is the Chairman of our Board of Directors and Mr. Oscar González Rocha, the President of the Company, is our Chief Executive Officer. This structure provides two leaders for the Company and results in a more effective organization. We believe our current Board leadership structure is optimal for us because it demonstrates to our employees, suppliers, customers, and other stakeholders that the Company is under strong leadership with two persons setting the tone and having responsibility for managing our operations.

Risk Oversight Process

We have a Risk Committee composed of management personnel that reports to the Chief Executive Officer.  The Risk Committee meets regularly to review the Company’s risk management process, including operational, legal, financial, governmental environment, corporate governance, credit, and liquidity risk matters. Additionally, the Risk Committee reports to the Audit Committee significant risk findings and the Audit Committee then reports same to the entire Board of Directors. The Board of Directors has the ultimate oversight role to monitor how executive management manages the material risks associated with the Company’s operations.

It is the competence of the Audit Committee to review and discuss with management the Company’s guidelines and policies with respect to the process by which the Company undertakes risk assessment and risk management, including discussion of the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. Additionally, the Board’s Corporate Governance and Disclosure Committee’s duties include overseeing and reviewing periodically with the Chief Executive Officer, the Chief Financial Officer, the proper officers, employees, and committees of the Company, the internal and external auditors, and the Audit Committee the effectiveness of the Company’s disclosure controls and procedures, internal controls, and risk assessments, and the quality and adequacy of the disclosures that the Company makes in the periodic reports it files with the SEC.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

Executive Session of Non-Management Directors

In accordance with Section 303A.03 of the corporate governance rules of the NYSE, an executive session of non-management directors is scheduled on the occasion of each of our regularly scheduled Board of Directors meetings. Only independent directors attend the executive sessions of non-management directors. For such purpose, our Chairman invites the non-management directors to hold the executive session and all other members are asked to leave the boardroom. The non-management directors decide on each occasion if there are matters that warrant holding the executive session and the directors designate for each session, the director who will preside at each executive session. This policy is disclosed in Section 5.4 of our Corporate Governance Guidelines posted on the Company’s web site at www.southerncoppercorp.com.

Corporate Governance and Disclosure Committee

The primary functions of the Corporate Governance and Disclosure Committee are (a) to consider and make recommendations to the Company’s Board of Directors concerning the appropriate function and needs of the Board, (b) to develop and recommend to the Board of Directors corporate governance principles, (c) to oversee evaluation of the Board of Directors and management, and (d) to oversee and review compliance with the disclosure and reporting standards of the Company that require full, fair, accurate, timely, and understandable disclosure of material information regarding the Company in reports and documents that it files with the SEC, the NYSE and equivalent authorities in the countries in which the Company operates, as well as in other public communications that it regularly makes.  The Chief Executive Officer, the Chief Financial Officer, the Comptroller, the Treasurer, and the persons performing accounting or financial functions are responsible to ensure compliance with these standards.  Additionally, the Chief Executive Officer and the Chief Financial Officer are responsible for establishing and maintaining disclosure controls and procedures and internal control over financial reporting.  It is also the purpose of the Corporate Governance and Disclosure Committee to assist the Audit Committee in the performance of its responsibilities. Because we are a controlled company as defined by the NYSE we do not have a Corporate Governance and Disclosure Committee comprised entirely of independent directors. The Committee is composed of Messrs. Germán Larrea-Mota Velasco, Oscar González Rocha, Xavier García de Quevedo Topete, Emilio Carrillo Gamboa and Alfredo Casar Pérez. The Committee met five times in 2014 with 100% attendance of its members..

The Corporate Governance and Disclosure Committee has the authority to delegate any of its authority to subcommittees designated by the Corporate Governance and Disclosure Committee, to the extent permitted by law. The Corporate Governance and Disclosure Committee has the authority to delegate its authority to one or more members of the Committee with the requirement that such member or members present any decisions made pursuant to such delegated authority to the full Corporate Governance and Disclosure Committee at its next meeting. The Committee has the sole authority to retain and terminate any counsel or other advisors, including sole authority to approve the fees and other retention terms.

Special Independent Directors/Special Nominating Committee

The Special Nominating Committee functions as a special committee to nominate special independent directors to the Board of Directors. The Company does not have any other nominating committee. Pursuant to our Certificate, a special independent director is any director who (i) satisfies the independence requirements of the NYSE Listed Company Manual (or any other exchange or association on which the Common Stock is listed) and (ii) is nominated by the Special Nominating Committee. The Special Nominating Committee has the right to nominate a number of special independent directors based on the percentage of our Common Stock owned by all holders of our Common Stock, other than Grupo Mexico and its affiliates.

The Special Nominating Committee consists of three directors, two “Special Designees” and one “Board Designee.” The current Special Designees are Luis Miguel Palomino Bonilla and Carlos Ruiz Sacristán (each an “Initial Member”) and and the current Board Designee is Xavier García de Quevedo Topete. The Board Designee is selected annually by the Board of Directors. The Special Designees are selected annually by the members of the Board of Directors who are special independent directors or Initial Members. Only special independent directors can fill vacancies on the Special Nominating Committee. Any member of the Special Nominating Committee may be removed at any time by the Board of Directors for cause. The unanimous vote of all members of the Special Nominating Committee will be necessary for the adoption of any resolution or the taking of any action.

Our Certificate provides that the minimum number of special independent directors on the Board of Directors at any given time shall be equal to (a) the total number of directors on the Board of Directors multiplied by (b) the percentage of Common Stock owned by all of the stockholders (other than Grupo Mexico and its affiliates), rounded up to the next whole number. Notwithstanding the foregoing, the total number of persons nominated as special independent directors cannot be less than two or greater than six.

The Special Nominating Committee has nominated Messrs. Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, and Carlos Ruiz Sacristán as special independent directors. Messrs. Emilio Carrillo Gamboa and Enrique Castillo Sánchez Mejorada are our fourth and fifth independent directors. At its meeting on January 29, 2015, the Board of Directors approved the nomination of special independent directors made by the Special Nominating Committee and endorsed the determination made by the Special Nominating Committee that Messrs. Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, and Carlos Ruiz Sacristán are independent of management in accordance with the requirements of the NYSE, as such requirements are interpreted by the Special Nominating Committee and our Board of Directors in their respective business judgments. The Board of Directors also determined that Messrs. Emilio Carrillo Gamboa and Enrique Castillo Sánchez Mejorada are independent of management in accordance with the requirements of the NYSE as such requirements are interpreted by our Board of Directors in its business judgment. Notwithstanding the foregoing, the power of the Special Nominating Committee to nominate special independent directors is subject to the rights of the stockholders to make nominations in accordance with our by-laws.

The Special Nominating Committee met three times in 2014, with 100% attendance of its members. The Special Nominating Committee considers and makes recommendations to the Board of Directors with respect to the nominations for special independent directors. The Committee considers recommendations for special independent director nominees to the Board of Directors from all sources. Recommendations for special independent director nominees should be sent in writing to our Secretary or Assistant Secretary (see “Proposals and Nominations of Stockholders” below).

The Special Nominating Committee’s Charter sets forth that it shall have the authority to:

•                  consider and recruit candidates to fill the positions on the Board of Directors allocated to special independent directors taking into account the Board’s current composition and core competencies and the needs of the Board of Directors as a whole;

•                  apply criteria for Board membership that require special independent directors to satisfy the independence requirements, possess financial and business competency, high ethical standards and integrity, intelligence and judgment, sufficient time to devote to our matters, and a history of achievement;

•                  review and consider candidates from all sources;

•                  conduct appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates;

•                  recommend the special independent director nominees for approval by the Board of Directors and you;

•                  fill any vacancy created by the removal, resignation or retirement from the Board of Directors of any special independent director; and

•                  evaluate annually the Committee’s own performance and the adequacy of the charter, and report on the same to the Board of Directors.

The Committee has the authority to delegate any of its authority to subcommittees designated by the Committee, to the extent permitted by law. However, the Committee has the sole authority to retain and terminate any advisor, including counsel and any search firm used to identify special independent director candidates, and to approve the fees and other retention terms of said advisors.

COMPENSATION OF DIRECTORS

2014 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards (b) ($)	Total ($)

Germán Larrea Mota-Velasco(a)	$44,000	$34,682	$78,682
Oscar González Rocha	—	—	—
Emilio Carrillo Gamboa(a)	$74,000	$34,682	$108,682
Alfredo Casar Pérez(a)	$44,000	$34,682	$78,682
Luis Castelazo Morales(a)	$44,000	$34,682	$78,682
Enrique Castillo Sánchez Mejorada(a)	$62,000	$34,682	$96,682
Xavier García de Quevedo Topete	—	—	—
Daniel Muñiz Quintanilla(a)	$38,000	$34,682	$72,682
Luis Miguel Palomino Bonilla(a)	$80,000	$34,682	$114,682
Gilberto Perezalonso Cifuentes(a)	$56,000	$34,682	$90,682
Juan Rebolledo Gout(a)	$38,000	$34,682	$72,682
Carlos Ruiz Sacristán(a)	$38,000	$34,682	$72,682

(a)         Individuals domiciled in Peru are subject to a 10% income tax withholding.

(b)         The dollar value reported is based on the closing stock price of a share of SCC’s common stock on the NYSE on the May 5, 2014 grant date, which was $28.86.

Each non-employee director receives compensation in the amount of $20,000 per year and $6,000 for attendance in person at each meeting. For attendance by telephone conference the compensation is $1,000 for each meeting. All directors are reimbursed by us for all meeting related expenses.

We have a Directors’ Stock Award Plan pursuant to which directors who are not compensated as our employees are entitled to an award of 1,200 shares of Common Stock upon election to the Board of Directors and 1,200 additional shares of Common Stock following each annual meeting of stockholders thereafter. The award is not subject to vesting requirements. This Plan will expire by its terms on January 31, 2016.

The information set forth below reflects the shares of our Common Stock granted under the Directors’ Stock Award Plan outstanding and held by each of the directors as of December 31, 2014.

Southern Copper Corporation

Shares of Common Stock Beneficially Owned
Germán Larrea Mota-Velasco	19,366
Oscar González Rocha	1,212
Emilio Carrillo Gamboa	14,515
Alfredo Casar Pérez	3,625
Luis Castelazo Morales	2,025
Enrique Castillo Sánchez Mejorada	6,025
Xavier García de Quevedo Topete	3,638
Daniel Muñiz Quintanilla	0
Luis Miguel Palomino Bonilla	3,814
Gilberto Perezalonso Cifuentes	16,941
Juan Rebolledo Gout	10,877
Carlos Ruiz Sacristán	10,674

ATTENDANCE OF DIRECTORS

The Board of Directors met four times at its regularly scheduled meetings in 2014, with 100% attendance by all directors, except Messrs.  Emilio Carillo Gamboa, Daniel Muñiz Quintanilla, Gilberto Perezalonso Cifuentes and Juan Rebolledo Gout and Carlos Ruiz Sacristan, who each attended 75% of the meetings held during the period for which they were serving as a director of the Company.

During 2014, each member of the Board of Directors attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which such person has been a director) and (ii) the total number of meetings held by all committees of the Board of Directors on which such person served (during the periods that such person served), with the exception of Mr. Enrique Castillo Sánchez Mejorada who attended 70% of the meetings and Mr. Gilberto Perezalonso Cifuentes who attended 60% of the meetings.

We do not have a policy requiring attendance by directors at the annual meeting of stockholders. Mr. Raul Jacob, our Chief Financial Officer, chaired the 2014 annual meeting of stockholders and Mr.  Javier Gómez Aguilar, our Vice President, Legal and General Counsel recorded the minutes of the meeting. The absence of all other directors was excused.

COMMUNICATIONS WITH DIRECTORS

You or other interested persons wishing to write to our Board of Directors or a specified director or committee of the Board, including our non-management directors or independent directors, should send correspondence to our Secretary or Assistant Secretary at Southern Copper Corporation, 1440 E. Missouri Avenue, Suite 160, Phoenix, AZ 85014, or at Southern Copper Corporation, Av. Caminos del Inca 171, Chacarilla del Estanque, Santiago de Surco, Lima-33, Peru, or at Southern Copper Corporation, Edificio Parque Reforma, Campos Eliseos No. 400, 12th Floor, Col. Lomas de Chapultepec, Mexico City, Mexico.

All communications so received from you or other interested parties will be forwarded to the Board of Directors, or to a specific Board member or committee if so designated by such person. Anyone who wishes to communicate with a specific Board member or committee should send instructions asking that the material be forwarded to the director or to the appropriate committee chairman. When reporting a concern, please supply sufficient information so that the matter may be addressed properly. This process will assist the Board of Directors in reviewing and responding to communications in an appropriate manner. The Board of Directors has instructed our Corporate Secretary or Assistant Secretary to review such correspondence and, at his discretion, to not forward items he deems to be commercial or frivolous in nature, or otherwise inappropriate for the Board’s consideration.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on our records and other information, we believe that all filing requirements of the SEC applicable to our executive officers, directors, and owners of more than ten percent of our Common Stock were complied with in 2014, with the exception of five of our directors, Messrs. Luis Miguel Palomino Bonilla, Luis Castelazo Morales, Germán Larrea Mota Velasco, Alfredo Casar Pérez, and Daniel Muñiz Quintanilla. Mr. Palomino Bonilla filed one late report covering the disposition of 215 shares on September 30, 2014. Mr. Luis Castelazo Morales filed two late reports covering the disposition of 3,000 shares on July 2, 2014 and 1,000 shares on July 8, 2014. Mr. Larrea Mota-Velasco filed four late reports covering the acquisition of 2,593 shares on March 20, 2014, the acquisition of 170,000 shares on July 30, 2014, 100,000 on July 31, 2014, and 50,000 on November 3, 2014, respectively. Mr. Casar Perez filed one late report covering the disposition of 2,400 shares on December 27, 2013 and Mr. Muñiz Quintanilla filed three late reports covering the disposition of 1,200 shares on June 7, 2013, the disposition of 600 shares on July 9, 2014 and the disposition of 600 shares on July 23, 2014.

APPROVAL OF PROPOSALS BY STOCKHOLDERS

The Board of Directors recommends that you vote FOR the following proposals:

PROPOSAL TO ELECT OUR TWELVE DIRECTORS

The Board of Directors recommends that you vote in favor of the election of Messrs. Emilio Carrillo Gamboa, Alfredo Casar Pérez, Luis Castelazo Morales, Enrique Castillo Sánchez Mejorada, Xavier García de Quevedo Topete, Oscar González Rocha, Germán Larrea Mota-Velasco, Daniel Muñiz Quintanilla, Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, Juan Rebolledo Gout, and Carlos Ruiz Sacristán as directors of the Company to represent you.

A plurality of the votes cast by you is required for the election of the twelve directors. Abstentions are counted for quorum purposes but are not counted either as votes cast “For” or “Against” any nominee. Broker non-votes will not be counted in determining the outcome of the election of the twelve director nominees at the annual meeting on April 30, 2015. If we receive a signed proxy with no voting instructions, such shares will be voted “For” the proposal to elect directors.

PROPOSAL TO RATIFY THE SELECTION OF INDEPENDENT ACCOUNTANTS

Galaz, Yamazaki, Ruiz Urquiza S.C. is a member firm of Deloitte Touche Tohmatsu Limited, a Swiss Verein.  Deloitte Touche Tohmatsu’s Global Energy and Resources practice provides comprehensive, integrated solutions to the electric power, oil and gas, mining, and water sectors through its member firms around the world. These solutions address the range of challenges facing energy and resources companies as they adapt to a changing regulatory environment, to political, economic and market pressure and to technological development. Deloitte and Touche LLP, a subsidiary of Deloitte LLP, and a member of Deloitte Touche Tohmatsu Limited, was our independent accountants for the year ended December 31, 2002.  Galaz, Yamazaki, Ruiz Urquiza S.C. have been our independent accountants since 2009.

The Board of Directors recommends that you ratify the selection by the Audit Committee of the Board of Directors of Galaz, Yamazaki, Ruiz Urquiza S.C., a member firm of Deloitte Touche Tohmatsu Limited, as our independent accountants for the calendar year 2015.

Galaz, Yamazaki, Ruiz Urquiza S.C., a member firm of Deloitte Touche Tohmatsu Limited, has advised us that neither the firm nor any of its members have any direct or material indirect financial interest in us or our subsidiaries. A representative of Galaz, Yamazaki, Ruiz Urquiza S.C. will be present at the stockholders’ meeting.  The representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

The affirmative vote of a majority of the votes cast in person or by proxy at the meeting by the holders of shares of Common Stock entitled to vote thereon is required to ratify the selection of the independent accountants described in this proxy statement. Abstentions and broker non-votes are counted for quorum purposes.  Abstentions are counted as a vote “Against” this proposal.  Broker non-votes are not counted either as votes cast “For” or “Against” the proposal to ratify the selection of the independent accountants described in this proxy statement. If we receive a signed proxy with no voting instructions, such shares will be voted “For” the proposal to ratify the selection of the independent accountants.

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors recommends that you vote in favor of the resolution to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

The affirmative vote of a majority of the votes cast in person or by proxy at the meeting by the holders of shares of Common Stock entitled to vote thereon is required for the non-binding advisory vote on executive compensation described in this proxy statement. Abstentions are counted for quorum purposes.  Abstentions are counted as a vote “Against” this proposal.  Broker non-votes are not counted either as votes cast “For” or “Against” the proposal.  If we receive a signed proxy with no voting instructions, such shares will be voted “For” the approval of our executive compensation as described in this proxy statement.

PROPOSALS AND NOMINATIONS OF STOCKHOLDERS

Under SEC rules, proposals of stockholders intended to be presented at our 2016 annual meeting of stockholders must be received by us at our principal executive office in the United States (1440 E. Missouri Avenue, Suite 160, Phoenix, AZ 85014, USA) by December 3, 2015 to be considered for inclusion in our proxy statement and form of proxy.

In addition, Section 2.03 of our by-laws, which deals with Notice of Stockholder Business and Nominations, provides that Common Stockholders seeking to nominate a director or propose business to be considered at an annual meeting of stockholders must give written notice to our Secretary or Assistant Secretary regarding the proposed nominee and/or proposed business to be considered no less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, your nominations or proposals intended to be presented at our 2016 annual meeting of stockholders must be received by us by January 31, 2016 but not before January 1, 2016 (unless the date of the 2016 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the 2015 meeting).

OTHER INFORMATION

We are not aware of any other matters to be considered at the meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy are ratified to and will vote said proxy in accordance with their judgment on such matters.

The cost of soliciting proxies in the accompanying form will be borne by us. Georgeson, Inc. has been employed to render some services for a net fee of $1,200, plus reasonable out-of-pocket expenses, to be paid by us. A number of our regular employees, without additional compensation, may solicit proxies personally or by mail or telephone.

Southern Copper Corporation
Hans A. Flury
Secretary
Phoenix, Arizona, March 26, 2015

SOUTHERN COPPER CORPORATION

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

¯ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ¯

A	Proposals -
The Board of Directors of Southern Copper Corporation recommends a vote “For” proposals 1, 2 and 3.

1.	Election of Directors:	For	Withhold

01 - Germán Larrea Mota-Velasco		☐	☐
02 - Oscar González Rocha		☐	☐
03 - Emilio Carrillo Gamboa		☐	☐
04 - Alfredo Casar Pérez		☐	☐
05 - Luis Castelazo Morales		☐	☐
06 - Enrique Castillo Sánchez Mejorada		☐	☐
07 - Xavier García de Quevedo Topete		☐	☐
08 - Daniel Muñiz Quintanilla		☐	☐
09 - Luis Miguel Palomino Bonilla		☐	☐
10 - Gilberto Perezalonso Cifuentes		☐	☐
11 - Juan Rebolledo Gout		☐	☐
12 - Carlos Ruiz Sacristán		☐	☐

		For	Against	Abstain
2.	Ratify the Audit Committee’s selection of Galaz, Yamazaki, Ruiz Urquiza, S.C., member firm of Deloitte Touche Tohmatsu Limited as independent accountants for 2015.	☐	☐	☐

3.	Approve, by non-binding vote, executive compensation.	☐	☐	☐

4.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

B	Non-Voting Items
	Change of Address – Please print new address below.	Comments – Please print your comments below.

C	Authorized Signatures - This section must be completed for your vote to be counted. — Date and Sign Below
Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, please give full title.

Date (mm/dd/yyyy) - Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.

¯ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ¯

Proxy - SOUTHERN COPPER CORPORATION

Proxy Solicited by Board of Directors for Annual Meeting of Stockholders to be Held April 30, 2015.

The undersigned hereby appoints OSCAR GONZALEZ ROCHA and HANS A. FLURY, and each of them, with power of substitution, the proxies of the undersigned to vote all the shares the undersigned may be entitled to vote at the annual meeting of stockholders of Southern Copper Corporation, to be held at Edificio Parque Reforma, Campos Eliseos No. 400, 9th Floor, Col. Lomas de Chapultepec, Mexico City, C.P. 11000, Mexico, on April 30, 2015, at 9:00 A.M., Mexico City time, and at any adjournment thereof upon all matters specified in the notice of said meeting as set forth on the reverse hereof, and upon such other business as may lawfully come before the meeting.

Holders of Common Stock are entitled to elect twelve directors at the meeting. Please refer to the Proxy Statement for details.

PLEASE VOTE ON ALL PROPOSALS, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Important Notice regarding Internet Availability of Proxy Materials and Annual Report. The proxy statement, proxy card and annual report on Form 10-K are available at www.edocumentview.com/SCCO. If you wish to attend the meeting and vote your shares in person visit www.edocumentview.com/SCCO or call: +(52-55) 1103-5320, to obtain information, including directions.

The shares represented by this proxy will be voted as directed by the stockholder. If a signed proxy is returned to the Company with no voting instructions given, such shares will be voted FOR all nominees for election as directors and FOR proposals No. 2 and 3.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

(Continued and to be marked, dated and signed on the other side)